Exhibit 1.2
INDEPENDENT AUDITORS’ REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of BlackBerry Limited
We have audited the accompanying consolidated financial statements of BlackBerry Limited [the “Company”], which are comprised of the consolidated balance sheets as at February 28, 2015 and March 1, 2014, the consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the years ended February 28, 2015, March 1, 2014, and March 2, 2013, and a summary of significant accounting policies and other explanatory information.
Management’s responsibility for the consolidated financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with United States generally accepted accounting principles, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as at February 28, 2015 and March 1, 2014, and the results of its operations and its cash flows for each of the years ended February 28, 2015, March 1, 2014, and March 2, 2013, in accordance with United States generally accepted accounting principles.
Other matter
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of February 28, 2015, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) and our report dated March 27, 2015 expressed an unqualified opinion on the Company’s internal control over financial reporting.

Kitchener, Canada, March 27, 2015	/s/ Ernst & Young LLP Chartered Professional Accountants Licensed Public Accountants

REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING
To the Board of Directors and Shareholders of BlackBerry Limited
We have audited BlackBerry Limited’s [the “Company”] internal control over financial reporting as of February 28, 2015, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that [1] pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; [2] provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and [3] provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of February 28, 2015, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as at February 28, 2015 and March 1, 2014, and the consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the years ended February 28, 2015, March 1, 2014 and March 2, 2013 of the Company and our report dated March 27, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Kitchener, Canada,	Chartered Professional Accountants
March 27, 2015	Licensed Public Accountants

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING
To the Shareholders of BlackBerry Limited
Management of BlackBerry Limited is responsible for the preparation and presentation of the Consolidated Financial Statements and all of the financial information in this Annual Report. The Consolidated Financial Statements were prepared in accordance with United States generally accepted accounting principles and include certain amounts based upon estimates and judgments required for such preparation. The financial information appearing throughout this Annual Report is consistent with the Consolidated Financial Statements. The Consolidated Financial Statements have been reviewed by the Audit and Risk Management Committee and approved by the Board of Directors of BlackBerry Limited.
In fulfilling its responsibility for the reliability and integrity of financial information, management has developed and maintains systems of accounting and internal controls and budgeting procedures. Management believes these systems and controls provide reasonable assurance that assets are safeguarded, transactions are executed in accordance with management’s authorization and financial records are reliable for the preparation of accurate and timely Consolidated Financial Statements.
The Company’s Audit and Risk Management Committee of the Board of Directors, which consists entirely of non-management independent directors, usually meets two times per fiscal quarter with management and the independent registered public accounting firm to ensure that each is discharging its respective responsibilities, to review the Consolidated Financial Statements and either the quarterly review engagement report or the independent registered public accounting firm’s report and to discuss significant financial reporting issues and auditing matters. The Company’s external registered public accounting firm has full and unrestricted access to the Audit and Risk Management Committee to discuss audit findings, financial reporting and other related matters. The Audit and Risk Management Committee reports its findings to the Board of Directors for consideration when the Board approves the Consolidated Financial Statements for issuance to the shareholders.
The Consolidated Financial Statements for fiscal 2015, fiscal 2014 and fiscal 2013 have been audited by Ernst & Young LLP, the independent registered public accounting firm appointed by the shareholders, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).

/s/ John S. Chen
Waterloo, Ontario	John S. Chen
March 27, 2015	President & CEO

BlackBerry Limited
Incorporated under the Laws of Ontario
(United States dollars, in millions)
Consolidated Balance Sheets

	As at
	February 28, 2015	March 1, 2014
Assets
Current
Cash and cash equivalents	$1,233	$1,579
Short-term investments	1,658	950
Accounts receivable, net	503	972
Other receivables	97	152
Inventories	122	244
Income taxes receivable	169	373
Other current assets	375	505
Deferred income tax asset	10	73
	4,167	4,848
Long-term investments	316	129
Restricted cash	59	—
Property, plant and equipment, net	556	1,136
Goodwill	76	—
Intangible assets, net	1,375	1,439
	$6,549	$7,552
Liabilities
Current
Accounts payable	$235	$474
Accrued liabilities	658	1,214
Deferred revenue	470	580
	1,363	2,268
Long-term debt	1,707	1,627
Deferred income tax liability	48	32
	3,118	3,927
Shareholders’ Equity
Capital stock and additional paid-in capital
Preferred shares: authorized unlimited number of non-voting, cumulative, redeemable and retractable	—	—
Common shares: authorized unlimited number of non-voting, redeemable, retractable Class A common shares and unlimited number of voting common shares
Issued - 528,802,322 voting common shares (March 1, 2014 - 526,551,953)	2,444	2,418
Treasury stock
February 28, 2015 - nil (March 1, 2014 - 7,659,685)	—	(179)
Retained earnings	1,010	1,394
Accumulated other comprehensive loss	(23)	(8)
	3,431	3,625
	$6,549	$7,552
See notes to consolidated financial statements.
On behalf of the Board:

John S. Chen	Barbara Stymiest
Director	Director

BlackBerry Limited
(United States dollars, in millions)
Consolidated Statements of Shareholders’ Equity

	Capital Stock and Additional Paid-In Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance as at March 3, 2012	$2,446	$(299)	$7,913	$40	$10,100
Net loss	—	—	(646)	—	(646)
Other comprehensive loss	—	—	—	(44)	(44)
Shares issued:
Stock-based compensation	86	—	—	—	86
Tax deficiencies related to stock-based compensation	(11)	—	—	—	(11)
Purchase of treasury stock	—	(25)	—	—	(25)
Treasury shares released for restricted share unit settlements	(90)	90	—	—	—
Balance as at March 2, 2013	2,431	(234)	7,267	(4)	9,460
Net loss	—	—	(5,873)	—	(5,873)
Other comprehensive loss	—	—	—	(4)	(4)
Shares issued:
Exercise of stock options	3	—	—	—	3
Stock-based compensation	68	—	—	—	68
Tax deficiencies related to stock-based compensation	(13)	—	—	—	(13)
Purchase of treasury stock	—	(16)	—	—	(16)
Treasury shares released for restricted share unit settlements	(71)	71	—	—	—
Balance as at March 1, 2014	2,418	(179)	1,394	(8)	3,625
Net loss	—	—	(304)	—	(304)
Other comprehensive loss	—	—	—	(15)	(15)
Shares issued:
Exercise of stock options	6	—	—	—	6
Stock-based compensation	50	—	—	—	50
Excess tax benefit related to stock-based compensation	8	—	—	—	8
Sale of treasury stock	—	141	(80)	—	61
Treasury shares released for restricted share unit settlements	(38)	38	—	—	—
Balance as at February 28, 2015	$2,444	$—	$1,010	$(23)	$3,431
See notes to consolidated financial statements.

BlackBerry Limited
(United States dollars, in millions, except per share data)
Consolidated Statements of Operations

	For the Year Ended
	February 28, 2015	March 1, 2014	March 2, 2013
Revenue
Hardware and other	$1,481	$3,880	$6,902
Service and software	1,854	2,933	4,171
	3,335	6,813	11,073
Cost of sales
Hardware and other	1,382	3,985	6,627
Inventory write-down	95	1,616	241
Supply commitment charges (recovery)	(33)	782	192
Service and software	287	473	579
	1,731	6,856	7,639
Gross margin	1,604	(43)	3,434

Operating expenses
Research and development	711	1,286	1,509
Selling, marketing and administration	938	2,103	2,111
Amortization	298	606	714
Impairment of long-lived assets	—	2,748	—
Impairment of goodwill	—	—	335
Debentures fair value adjustment	80	377	—
	2,027	7,120	4,669
Operating loss	(423)	(7,163)	(1,235)
Investment income (loss), net	38	(21)	15
Loss from continuing operations before income taxes	(385)	(7,184)	(1,220)
Recovery of income taxes	(81)	(1,311)	(592)
Loss from continuing operations	(304)	(5,873)	(628)
Loss from discontinued operations, net of tax	—	—	(18)
Net loss	$(304)	$(5,873)	$(646)
Loss per share
Basic and diluted loss per share from continuing operations	$(0.58)	$(11.18)	$(1.20)
Basic and diluted loss per share from discontinued operations	—	—	(0.03)
Total basic and diluted loss per share	$(0.58)	$(11.18)	$(1.23)
See notes to consolidated financial statements.

BlackBerry Limited
(United States dollars, in millions, except per share data)
Consolidated Statements of Comprehensive Loss

	For the Year Ended
	February 28, 2015	March 1, 2014	March 2, 2013
Net loss	$(304)	$(5,873)	$(646)
Other comprehensive loss
Net change in unrealized gains (losses) on available-for-sale investments	1	(1)	—
Net change in fair value of derivatives designated as cash flow hedges during the year, net of income tax recovery of $3 million (March 1, 2014 - income tax recovery of $6 million; March 2, 2013 - income taxes of $3 million)	(29)	(29)	11
Amounts reclassified to net income (loss) during the year, net of income tax recovery of $2 million (March 1, 2014 - income tax recovery of $6 million; March 2, 2013 - income taxes of $18 million)	13	26	(55)
Other comprehensive loss	(15)	(4)	(44)
Comprehensive loss	$(319)	$(5,877)	$(690)
See notes to consolidated financial statements.

BlackBerry Limited
(United States dollars, in millions)
Consolidated Statements of Cash Flows

	For the Year Ended
	February 28, 2015	March 1, 2014	March 2, 2013
Cash flows from operating activities
Loss from continuing operations	$(304)	$(5,873)	$(628)
Loss from discontinued operations	—	—	(18)
Net loss	(304)	(5,873)	(646)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization	694	1,270	1,918
Deferred income taxes	62	(149)	87
Stock-based compensation	50	68	86
Impairment of long-lived assets	—	2,748	—
Impairment of goodwill	—	—	335
Loss on disposal of property, plant and equipment	135	107	28
Debentures fair value adjustment	80	377	—
Other	37	34	8
Net changes in working capital items
Accounts receivable, net	469	1,381	709
Other receivables	55	124	218
Inventories	123	359	426
Income tax receivable, net	204	224	(463)
Other current assets	116	(26)	(177)
Accounts payable	(240)	(590)	296
Accrued liabilities	(550)	(251)	(801)
Deferred revenue	(118)	38	279
Net cash provided by (used in) operating activities	813	(159)	2,303
Cash flows from investing activities
Acquisition of long-term investments	(802)	(229)	(296)
Proceeds on sale or maturity of long-term investments	515	284	227
Acquisition of property, plant and equipment	(87)	(283)	(418)
Proceeds on sale of property, plant and equipment	348	49	5
Acquisition of intangible assets	(421)	(1,080)	(1,005)
Business acquisitions, net of cash acquired	(119)	(7)	(60)
Acquisition of short-term investments	(2,949)	(1,699)	(1,472)
Proceeds on sale or maturity of short-term investments	2,342	1,925	779
Net cash used in investing activities	(1,173)	(1,040)	(2,240)
Cash flows from financing activities
Issuance of common shares	6	3	—
Excess tax benefit related to stock-based compensation	8	(13)	(11)
Sale (purchase) of treasury stock	61	(16)	(25)
Issuance of debt	—	1,250	—
Transfer to restricted cash	(59)	—	—
Net cash provided by (used in) financing activities	16	1,224	(36)
Effect of foreign exchange gain (loss) on cash and cash equivalents	(2)	5	(5)
Net increase (decrease) in cash and cash equivalents for the year	(346)	30	22
Cash and cash equivalents, beginning of year	1,579	1,549	1,527
Cash and cash equivalents, end of year	$1,233	$1,579	$1,549
See notes to consolidated financial statements.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

1.	BLACKBERRY LIMITED AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND CRITICAL ACCOUNTING ESTIMATES
BlackBerry Limited, formerly Research In Motion Limited, (the “Company”) is a global leader in mobile communications, the Company revolutionized the mobile industry with the introduction of the BlackBerry® solution in 1999. Today, the Company aims to inspire the success of its millions of customers around the world by continuously pushing the boundaries of mobile experiences. Founded in 1984 and based in Waterloo, Ontario, the Company operates offices in North America, Europe, Middle East and Africa, Asia Pacific and Latin America. The Company’s common shares are listed on the NASDAQ Global Select Market (NASDAQ: BBRY) and the Toronto Stock Exchange (TSX: BB), and its unsecured convertible debentures due 2020 (the “Debentures”) are listed on the Toronto Stock Exchange (TSX: BB.DB.U).
Basis of presentation and preparation
The consolidated financial statements include the accounts of all subsidiaries of the Company with intercompany transactions and balances eliminated on consolidation. All of the Company’s subsidiaries are wholly-owned. These consolidated financial statements have been prepared by management in accordance with United States generally accepted accounting principles (“U.S. GAAP”) on a basis consistent for all periods presented except as described in note 2. Certain of the comparative figures have been reclassified to conform to the current year’s presentation.
The Company’s fiscal year is the 52 or 53 weeks ending on the last Saturday of February, or the first Saturday of March. Most fiscal years, including the fiscal years ending February 28, 2015, March 1, 2014 and March 2, 2013, comprise 52 weeks. However, if the date that is 52 weeks following the most recent fiscal year end is earlier than the last Saturday of February, then such fiscal year comprises 53 weeks.
Accounting Policies and Critical Accounting Estimates
Use of estimates
The preparation of the consolidated financial statements requires management to make estimates and assumptions with respect to the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Significant areas requiring the use of management estimates relate to the determination of reserves for various litigation claims, provisions for excess and obsolete inventories and liabilities for purchase commitments with contract manufacturers and suppliers, provisions for warranty, revenue related estimates including vendor-specific objective evidence of selling price (“VSOE”), best estimated selling price (“BESP”), right of return and customer incentive commitments, royalties, implied fair value of goodwill, long-lived asset impairment, amortization expense, fair values of assets acquired and liabilities assumed in business combinations, provision for income taxes, realization of deferred income tax assets and the related components of the valuation allowance, allowance for doubtful accounts, and the fair values of financial instruments. Actual results could differ from these estimates.
The significant accounting policies used in these U.S. GAAP consolidated financial statements are as follows:
Foreign currency translation
The U.S. dollar is the functional and reporting currency of the Company. Foreign currency denominated assets and liabilities of the Company and all of its subsidiaries are translated into U.S. dollars. Accordingly, monetary assets and liabilities are translated using the exchange rates in effect at the consolidated balance sheets dates and revenues and expenses are translated at the rates of exchange prevailing when the transactions occurred. Remeasurement adjustments are included in income. Non-monetary assets and liabilities are translated at historical exchange rates.
Cash and cash equivalents
Cash and cash equivalents consist of balances with banks and liquid investments with maturities of three months or less at the date of acquisition.
Accounts receivable, net
The accounts receivable balance reflects invoiced and accrued revenue and is presented net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects estimates of probable losses in the accounts receivable balance. The Company is dependent on a number of significant customers and on large complex contracts with respect to the majority of its products, software and service revenues. The Company expects the majority of its accounts receivable

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

balances to continue to come from large customers as it sells the majority of its devices, software products and services through network carriers and resellers rather than directly.
The Company evaluates the collectability of its accounts receivable balance based upon a combination of factors on a periodic basis such as specific credit risk of its customers, historical trends and economic circumstances. The Company, in the normal course of business, monitors the financial condition of its customers and reviews the credit history of each new customer. When the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company (such as in the case of bankruptcy filings or material deterioration in the customer’s operating results or financial position, and payment experiences), the Company records a specific bad debt provision to reduce the customer’s related accounts receivable to its estimated net realizable value. If circumstances related to specific customers change, the Company’s estimates of the recoverability of accounts receivables balances could be further adjusted.
Investments
The Company’s cash equivalents and investments, other than cost method and equity method investments, consist of money market and other debt securities, which are classified as available-for-sale for accounting purposes and are carried at fair value. Unrealized gains and losses, net of related income taxes, are recorded in accumulated other comprehensive income (“AOCI”) until such investments mature or are sold. The Company uses the specific identification method of determining the cost basis in computing realized gains or losses on available-for-sale investments, which are recorded in investment income. In the event of a decline in value which is other-than-temporary, the investment is written down to fair value with a charge to income. The Company does not exercise significant influence with respect to any of these investments.
Investments with maturities at time of purchase of three months or less are classified as cash equivalents. Investments with maturities of one year or less (but which are not cash equivalents), as well as any investments that management intends to hold for less than one year, are classified as short-term investments. Investments with maturities in excess of one year are classified as long-term investments.
The Company assesses individual investments that are in an unrealized loss position to determine whether the unrealized loss is other-than-temporary. The Company makes this assessment by considering available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the fair value has been less than cost, the financial condition, the near-term prospects of the individual investment and the Company’s intent and ability to hold the investment. In the event that a decline in the fair value of an investment occurs and that decline in value is considered to be other-than-temporary, an impairment charge is recorded in investment income equal to the difference between the cost basis and the fair value of the individual investment at the consolidated balance sheets date of the reporting period for which the assessment was made. The fair value of the investment then becomes the new cost basis of the investment.
If a debt security’s market value is below its amortized cost and the Company either intends to sell the security or it is more likely than not that the Company will be required to sell the security before its anticipated recovery, the Company records an other-than-temporary impairment charge to investment income for the entire amount of the impairment. For other-than-temporary impairments on debt securities that the Company does not intend to sell and it is not more likely than not that the entity will be required to sell the security before its anticipated recovery, the Company would separate the other-than-temporary impairment into the amount representing the credit loss and the amount related to all other factors. The Company would record the other-than-temporary impairment related to the credit loss as a charge to investment income and the remaining other-than-temporary impairment would be recorded as a component of AOCI.
Derivative financial instruments
The Company uses derivative financial instruments, including forward contracts and options, to hedge certain foreign currency exposures. The Company does not use derivative financial instruments for speculative purposes.
The Company records all derivative instruments at fair value on the consolidated balance sheets. The fair value of these instruments is calculated based on notional and exercise values, transaction rates, market quoted currency spot rates, forward points, volatilities and interest rate yield curves. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative instrument and the resulting designation.
For derivative instruments designated as cash flow hedges, the effective portion of the derivative’s gain or loss is initially reported as a component of AOCI, net of tax, and subsequently reclassified into income in the same period or periods in which the hedged item affects income. The ineffective portion of the derivative’s gain or loss is recognized in current income. In order for the Company to receive hedge accounting treatment, the cash flow hedge must be highly effective in

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

offsetting changes in the fair value of the hedged item and the relationship between the hedging instrument and the associated hedged item must be formally documented at the inception of the hedge relationship. Hedge effectiveness is formally assessed, both at hedge inception and on an ongoing basis, to determine whether the derivatives used in hedging transactions are highly effective in offsetting changes in the value of the hedged items and whether they are expected to continue to be highly effective in future periods.
The Company formally documents relationships between hedging instruments and associated hedged items. This documentation includes: identification of the specific foreign currency asset, liability or forecasted transaction being hedged; the nature of the risk being hedged; the hedge objective; and the method of assessing hedge effectiveness. If an anticipated transaction is deemed no longer likely to occur, the corresponding derivative instrument is de-designated as a hedge and any associated unrealized gains and losses in AOCI are recognized in income at that time. Any future changes in the fair value of the instrument are recognized in current income.
For any derivative instruments that do not meet the requirements for hedge accounting, or for any derivative instruments for which hedge accounting is not elected, the changes in fair value of the instruments are recognized in income in the current period and will generally offset the changes in the U.S. dollar value of the associated asset, liability or forecasted transaction.
Inventories
Raw materials, work in process and finished goods are stated at the lower of cost or market value. Cost includes the cost of materials plus direct labour applied to the product and the applicable share of manufacturing overhead. Cost is determined on a first-in-first-out basis. Market is generally considered to be replacement cost; however, market is not permitted to exceed the ceiling (net realizable value) or be less than the floor (net realizable value less a normal markup). Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion and disposal.
Property, plant and equipment, net
Property, plant and equipment are stated at cost, less accumulated amortization. No amortization is provided for construction in progress until the assets are ready for use. Amortization is provided using the following rates and methods:

Buildings, leasehold improvements and other	Straight-line over terms between 5 and 40 years
BlackBerry operations and other information technology	Straight-line over terms between 3 and 5 years
Manufacturing equipment, research and development equipment and tooling	Straight-line over terms between 1 and 8 years
Furniture and fixtures	Declining balance at 20% per annum
Goodwill
Goodwill represents the excess of the acquisition price over the fair value of identifiable net assets acquired. Goodwill is allocated at the date of the business combination. Goodwill is not amortized, but is tested for impairment annually, during the fourth quarter, or more frequently if events or changes in circumstances indicate the asset may be impaired. These events and circumstances may include a significant change in legal factors or in the business climate, a significant decline in the Company’s share price, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant disposal activity and the testing of recoverability for a significant asset group.
The Company consists of a single reporting unit. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit including goodwill is compared with its fair value. The estimated fair value is determined utilizing a market-based approach, based on the quoted market price of the Company’s stock in an active market, adjusted by an appropriate control premium. When the carrying amount of a reporting unit exceeds its fair value, goodwill of the reporting unit is considered to be impaired and the second step is necessary. In the second step, the implied fair value of the reporting unit's goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any.
Intangible assets
Intangible assets with definite lives are stated at cost, less accumulated amortization. The Company is currently amortizing its intangible assets with finite lives over periods generally ranging between 2 to 17 years.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The useful lives of intangible assets are evaluated quarterly to determine if events or circumstances warrant a revision to their remaining period of amortization. Legal, regulatory and contractual factors, the effects of obsolescence, demand, competition and other economic factors are potential indicators that the useful life of an intangible asset may be revised.
Impairment of long-lived assets
The Company reviews long-lived assets (“LLA”) such as property, plant and equipment and intangible assets with finite useful lives for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. These events and circumstances may include significant decreases in the market price of an asset or asset group, significant changes in the extent or manner in which an asset or asset group is being used by the Company or in its physical condition, a significant change in legal factors or in the business climate, a history or forecast of future operating or cash flow losses, significant disposal activity, a significant decline in the Company's share price, a significant decline in revenues or adverse changes in the economic environment.
When indicators of impairment exist, LLA impairment is tested using a two-step process. The Company performs a cash flow recoverability test as the first step, which involves comparing the Company's estimated undiscounted future cash flows to the carrying amount of its net assets, since the Company consists of one asset group. If the net cash flows of the Company exceed the carrying amount of its net assets, LLA are not considered to be impaired. If the carrying amount exceeds the net cash flows, there is an indication of potential impairment and the second step of the LLA impairment test is performed to measure the impairment amount. The second step involves determining the fair value of the asset group, the Company. Fair value should be determined using valuation techniques that are in accordance with U.S. GAAP, including the market approach, income approach and cost approach. If the carrying amount of the Company's net assets exceeds the fair value of the Company, then the excess represents the maximum amount of potential impairment that will be allocated to the Company's assets on a relative basis, with the limitation that the carrying value of each asset cannot be reduced to a value lower than its fair value. The total impairment amount allocated is recognized as a non-cash impairment loss.
Business acquisitions
The Company accounts for its acquisitions using the acquisition method whereby identifiable assets acquired and liabilities assumed are measured at their fair values as of the date of acquisition. The excess of the acquisition price over such fair value, if any, is recorded as goodwill, which is not expected to be deductible for tax purposes. The Company includes the operating results of each acquired business in the consolidated financial statements from the date of acquisition.
Assets held for sale and discontinued operations
When certain criteria are met, the Company reclassifies assets and related liabilities as held for sale at the lower of their carrying value or fair value less costs to sell and, if material, presents them separately on the Company’s consolidated balance sheets. If the carrying value exceeds the fair value less costs to sell, a loss is recognized. If the plan to sell an asset includes a leaseback arrangement for which the Company will retain more than a minor portion of the use of the asset, then the asset is not reclassifed as held for sale as all criteria are deemed not to have been met. Assets classified as held for sale are no longer amortized. Comparative figures are reclassified to conform to the current year’s presentation.
When the Company has disposed of or classified as held for sale a component of the entity, and certain criteria are met, the results of operations of the component, including any loss recognized, are reported separately on the consolidated statements of operations as discontinued operations. Discontinued operations are presented if the component’s operations and cash flows have been, or will be, eliminated from the Company and the Company will not have significant continuing involvement in the operations of the component after the disposal. Earnings (loss) per share amounts for both continuing operations and discontinued operations are presented separately on the consolidated statements of operations and income (loss) from continuing operations and loss from discontinued operations are reported separately on the consolidated statements of cash flows. Comparative figures are reclassified to conform to the current year’s presentation.
Royalties
The Company recognizes its liability for royalties in accordance with the terms of existing license agreements. Where license agreements are not yet finalized, the Company recognizes its current estimates of the obligation in accrued liabilities in the consolidated financial statements. When the license agreements are subsequently finalized, the estimate is revised accordingly. Management’s estimates of royalty rates are based on the Company’s historical licensing activities, royalty payment experience, and forward-looking expectations.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Warranty
The Company records the estimated costs of product warranties at the time revenue is recognized. BlackBerry devices are generally covered by a time-limited warranty for varying periods of time. The Company’s warranty obligation is affected by product failure rates, differences in warranty periods, regulatory developments with respect to warranty obligations in the countries in which the Company carries on business, freight expense, and material usage and other related repair costs.
The Company’s estimates of costs are based upon historical experience and expectations of future return rates and unit warranty repair costs. If the Company experiences increased or decreased warranty activity, or increased or decreased costs associated with servicing those obligations, revisions to the estimated warranty liability would be recognized in the reporting period when such revisions are made.
Convertible debentures
The Company elected to measure the Debentures at fair value in accordance with the fair value option. Each period, the fair value of the Debentures is recalculated and resulting gains and losses from the change in fair value of the Debentures are recognized in income. The fair value of the Company’s Debentures has been determined using the significant inputs of principal value, interest rate spreads and curves, embedded call option dates and prices, the stock price and volatility of the Company’s listed common shares, and the Company’s implicit credit spread.
Revenue recognition
The Company considers revenue realized or realizable and earned when the following four criteria have been met: (i) when persuasive evidence of an arrangement exists, (ii) the product has been delivered to a customer and title has been transferred or the services have been rendered, (iii) the sales price is fixed or determinable, and (iv) collection is reasonably assured. In addition to this general policy, the following paragraphs describe the specific revenue recognition policies for each of the Company’s major categories of revenue.
Hardware
Revenue for hardware products is recognized when the four criteria noted above are met. The determination of when the price is fixed or determinable can affect the timing of revenue recognition, as discussed further below.
The Company records reductions to revenue for estimated commitments related to price protection, rights of return and customer incentive programs. Price protection is accrued as a reduction to revenue provided that (i) the future price reduction can be reliably estimated or based on contractual caps, (ii) the Company has not granted refunds in excess of those caps, and (iii) all other revenue recognition criteria have been met. If refunds cannot be reliably estimated or the contractual cap is no longer valid, revenue is not recognized until reliable estimates can be made or the price protection period lapses. The Company also records reductions to revenue for rights of return based on contractual terms and conditions as it relates to quality defects only and, if the expected product returns can be reasonably and reliably estimated, based on historical experience. Where a right of return cannot be reasonably and reliably estimated, the Company recognizes revenue when the product sells through to an end user or the return period lapses. The estimated cost of customer incentive programs is accrued as a reduction to revenue and is recognized at the later of the date at which the Company has recognized the revenue or the date at which the program is offered. If historical experience cannot support a breakage rate, the maximum rebate amount is accrued and adjusted when the incentive programs end. The Company considers several factors in determining whether it can reliably estimate future refunds or customer incentives such as levels of channel inventory, new competitor introductions, the stage of a product in the product life cycle, and potential cannibalization of future product offerings. If there is a future risk of pricing concessions and a reliable estimate cannot be made at the time of shipment, the Company recognizes the related revenue and costs of goods sold when its products are sold through to an end user. Shipments of BlackBerry 10 devices, and BlackBerry 7 devices in certain regions, are recognized as revenue when the devices sell through to end customers.
For shipments where the Company recognizes revenue when the product is sold through to an end user, the Company determines the point at which that happens based upon internally generated reporting indicating when the devices are activated on the Company’s relay infrastructure.
Significant judgment is applied by the Company to determine whether shipments of devices have met the Company’s revenue recognition criteria, as the analysis is dependent on many facts and circumstances. During fiscal 2014, the Company shipped devices to its carrier and distributor partners to support new and continuing product launches and meet expected levels of end customer demand. However, the sell-through levels for BlackBerry 10 devices decreased during fiscal 2014, causing the number of BlackBerry 10 devices in the channel to increase above the Company's expectations. In order to improve sell-through levels and stimulate global demand for BlackBerry 10 devices, the Company continued to

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

execute on sell-through programs and reduced the price on new shipments of BlackBerry 10 smartphones during fiscal 2014 and fiscal 2015. During fiscal 2015, the Company was not able to reasonably estimate the amount of the potential sell-through programs that may be offered on certain BlackBerry devices in future periods, resulting in revenues for BlackBerry 10 devices, and BlackBerry 7 devices in certain regions, being recognized only when the devices sold through to end customers.
Service
Revenue from service is recognized rateably on a monthly basis when the service is provided. In instances where the Company bills the customer prior to performing the service, the prebilling is recorded as deferred revenue. Service revenue also includes the recognition of previously deferred revenue related to multi-element arrangements for non-software services and software upgrade rights related to BlackBerry 10 devices.
Software
Revenue from licensed software is recognized upon delivery or rateably over the license term and in accordance with industry-specific software revenue recognition accounting guidance. When the fair value of a delivered element has not been established, the Company uses the residual method to recognize revenue if the fair value of undelivered elements is determinable. Revenue from software maintenance, unspecified upgrades and technical support contracts is recognized over the period that such items are delivered or those services are provided.
Other
Other revenue consists of the sale of accessories and repair and maintenance contracts. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is probable.
Shipping and handling Costs
Amounts billed to customers related to shipping and handling are classified as revenue, and the Company’s shipping and handling costs are included in cost of sales. Shipping and handling costs that cannot be reasonably attributed to certain customers are included in selling, marketing and administration.
Multiple-element arrangements
The Company enters into revenue arrangements that may consist of multiple deliverables of its product and service offerings. The Company’s typical multiple-element arrangements involve: (i) BlackBerry 7 or earlier handheld devices with services, (ii) BlackBerry 10 handheld devices with unspecified software upgrades on a when-and-if available basis along with undelivered non-software services, and (iii) software with technical support services.
For the Company’s arrangements involving multiple deliverables of BlackBerry 7 or earlier handheld devices with services, the consideration from the arrangement is allocated to each respective element based on its relative selling price, using VSOE. In certain limited instances when the Company is unable to establish the selling price using VSOE, the Company attempts to establish the selling price of each element based on acceptable third-party evidence of selling price (“TPE”); however, the Company is generally unable to reliably determine the selling prices of similar competitor products and services on a stand-alone basis. In these instances, the Company uses BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Company would transact a sale if the product or service was sold on a stand-alone basis.
Beginning in January 2013, the Company introduced its BlackBerry 10 devices which use the Company’s network infrastructure in a different manner than BlackBerry 7 or earlier devices. As a result, for arrangements involving multiple deliverables including the BlackBerry 10 device and the essential operating system software, as well as unspecified software upgrade rights and non-software services for which the Company may not charge for separately, the consideration from the arrangement is allocated to each respective element based on the relative selling price, using the Company’s BESP, as the device, unspecified upgrade rights and non-software services are no longer sold separately. The consideration for the delivered hardware and the related essential operating system software are recognized at the time of sale provided that the four general revenue recognition criteria have been met. The consideration allocated to the unspecified software upgrade rights and non-software services is deferred and recognized rateably over the 24-month estimated life of the devices.
For arrangements involving multiple deliverables of software with technical support services, the revenue is recognized based on the industry-specific software revenue recognition accounting guidance. If the Company is not able to determine VSOE for all of the deliverables of the arrangement, but is able to obtain VSOE for all undelivered elements, revenue is

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

allocated using the residual method. Under the residual method, the amount of revenue allocated to delivered elements equals the total arrangement consideration, less the aggregate fair value of any undelivered elements. If VSOE of any undelivered software items does not exist, revenue from the entire arrangement is initially deferred and recognized at the earlier of: (i) delivery of those elements for which VSOE did not exist; or (ii) when VSOE can be established.
The Company determines BESP for a product or service by considering multiple factors including, but not limited to, historical pricing practices for similar offerings, market conditions, competitive landscape, internal costs, gross margin objectives and pricing practices. The determination of BESP is made through consultation with, and formal approval by, the Company’s management, taking into consideration the Company’s marketing strategy. The Company regularly reviews VSOE, TPE and BESP, and maintains internal controls over the establishment and updates of these estimates. Based on the above factors, the Company’s BESP for the unspecified software upgrade right and non-software services ranges from $10-$20 per BlackBerry 10 device based on the region in which the service is provided.
Income taxes
The Company uses the liability method of income tax allocation to account for income taxes. Deferred income tax assets and liabilities are recognized based upon temporary differences between the financial reporting and income tax bases of assets and liabilities, and measured using enacted income tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred income tax assets to the amount that is more likely than not to be realized. The Company considers both positive evidence and negative evidence, to determine whether, based upon the weight of that evidence, a valuation allowance is required. Judgment is required in considering the relative impact of negative and positive evidence.
Significant judgment is also required in evaluating the Company’s uncertain income tax positions and provisions for income taxes. Liabilities for uncertain income tax positions are recognized based on a two-step approach. The first step is to evaluate whether an income tax position has met the recognition threshold by determining if the weight of available evidence indicates that it is more likely than not to be sustained upon examination. The second step is to measure the income tax position that has met the recognition threshold as the largest amount that is more than 50% likely of being realized upon settlement. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provisions, income taxes payable and deferred income taxes in the period in which the facts that give rise to a revision become known. The Company recognizes interest and penalties related to uncertain income tax positions as interest expense, which is then netted and reported within investment income.
The Company uses the flow-through method to account for investment tax credits (“ITCs”) earned on eligible scientific research and experimental development expenditures. Under this method, the ITCs are recognized as a reduction to income tax expense.
Research and development
Research costs are expensed as incurred. Development costs for BlackBerry devices and licensed software to be sold, leased or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. The Company’s products are generally released soon after technological feasibility has been established and therefore costs incurred subsequent to achievement of technological feasibility are not significant and have been expensed as incurred.
Comprehensive income
Comprehensive income is defined as the change in net assets of a business enterprise during a period from transactions and other events and circumstances from non-owner sources and includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company’s reportable items of comprehensive income are cash flow hedges as described in Note 5 and changes in the fair value of available-for-sale investments as described in Note 4. Realized gains or losses on available-for-sale investments are reclassified into investment income using the specific identification basis.
Earnings (loss) per share
Earnings (loss) per share is calculated based on the weighted average number of common shares outstanding during the year. The treasury stock method is used for the calculation of the dilutive effect of stock options.
Stock-based compensation plans
The Company has stock-based compensation plans. Awards granted under the plans are detailed in Note 11(b).

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The Equity Incentive Plan (the “Equity Plan”) was adopted during fiscal 2014 and replaced the Company’s previous Equity Incentive Plan and Restricted Share Unit Plan (the “Prior Plans”). Awards previously granted under the Prior Plans continue to be governed by the terms of the Prior Plans and by any amendments approved by the Company's Board of Directors (the “Board”). The Equity Plan provides for the grants of incentive stock options and restricted share units (“RSUs”) to officers and employees of the Company or its subsidiaries. The number of common shares authorized under the Equity Plan was 13,375,000 calculated at March 2, 2013. Any shares that are subject to options granted after fiscal 2013 are counted against this limit as 0.625 share for every one option granted, and any shares that are subject to RSUs granted after fiscal 2013 are counted against this limit as one share for every RSU. Awards previously granted under the Prior Plans and the Equity Plan that expire or are forfeited, or settled in cash, are added to the shares available under the Equity Plan. Options forfeited will be counted as 0.625 shares to the shares available under the Equity Plan. Shares issued as awards other than options (i.e., RSUs) that expire or are forfeited, settled in cash or sold to cover withholding tax requirements are counted as one share added to the shares available under the Equity Plan. In addition to awards under the Equity Plan, 10,521,418 RSUs were granted to Mr. Chen as an inducement to enter into a contract of full-time employment.
The Company measures stock-based compensation expense for options at the grant date based on the award’s fair value as calculated by the Black-Scholes-Merton (“BSM”) option-pricing model for stock options and the expense is recognized rateably over the vesting period. The BSM model requires various judgmental assumptions including volatility and expected option life. In addition, judgment is also applied in estimating the number of stock-based awards that are expected to be forfeited, and if actual results differ significantly from these estimates, stock-based compensation expense and our results of operations would be impacted.
Any consideration paid by employees on exercise of stock options plus any recorded stock-based compensation within additional paid-in capital related to that stock option, is credited to capital stock.
At the Company’s discretion, RSUs are redeemed for either common shares issued by the Company, common shares purchased on the open market by a trustee selected by the Company, or the cash equivalent on the vesting dates established by the Board or the Compensation, Nomination and Governance Committee of the Board. The RSUs generally vest over a three-year period, either on the third anniversary date, in equal installments or 25% per year in years one and two and 50% in year three, 50% in year two and three or over a five-year period, 25% per year in year three and four and 50% in year five on each anniversary date over the vesting period. The Company classifies RSUs as equity instruments as the Company has the ability and intent to settle the awards in common shares. The compensation expense for standard RSUs is calculated based on the fair value of each RSU as determined by the closing value of the Company’s common shares on the business day of the grant date. The Company recognizes compensation expense over the vesting period of the RSU.
Upon vesting of RSUs, new common shares will be issued by the Company from treasury.
The Company has a Deferred Share Unit Plan (the “DSU Plan”), originally approved by the Board on December 20, 2007, under which each independent director is credited with Deferred Share Units (“DSUs”) in satisfaction of all or a portion of the cash fees otherwise payable to them for serving as a director of the Company. At a minimum, 60% of each independent director’s annual retainer will be satisfied in the form of DSUs. After his or her first year of service, a director can elect to receive the remaining 40% in any combination of cash and DSUs. Within a specified period after such a director ceases to be a director, DSUs will be redeemed for cash with the redemption value of each DSU equal to the weighted average trading price of the Company’s shares over the five trading days preceding the redemption date. Alternatively, the Company may elect to redeem DSUs by way of shares purchased on the open market or issued by the Company.
DSUs are accounted for as liability-classified awards and are awarded on a quarterly basis. These awards are measured at their fair value on the date of issuance and re-measured at each reporting period until settlement.
Advertising costs
The Company expenses all advertising costs as incurred. These costs are included in selling, marketing and administration.

2.	ADOPTION OF ACCOUNTING POLICIES
In April 2014, the Financial Accounting Standards Board (the “FASB”) issued a new accounting standards update on the topic of reporting discontinued operations and disclosures of disposals of components of an entity. The amendments change the requirements for reporting discontinued operations by limiting discontinued operations reporting to disposals

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity's operations and financial results. The amendments also require expanded disclosures for discontinued operations and certain other disposals that do not qualify for discontinued operations. The amendments are effective for all disposals (or classifications as held for sale) of components of an entity that occur within annual periods beginning on or after December 15, 2014 and interim periods within those years, with early adoption permitted. The Company will adopt this guidance in the first quarter of fiscal 2016.
In May 2014, the FASB issued a new accounting standard on the topic of revenue contracts, which replaces the existing revenue recognition standard. The new standard amends a number of requirements that an entity must consider in recognizing revenue and requires improved disclosures to help readers of financial statements better understand the nature, amount, timing and uncertainty of revenue recognized. For public entities, the new standard is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. The Company will adopt this guidance in the first quarter of fiscal 2018 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In June 2014, the FASB issued a new accounting standards update on the topic of repurchase-to-maturity transactions, repurchase financings and disclosures. The amendments change the accounting for repurchase-to-maturity transactions and linked repurchase financings to secured borrowing accounting. The amendments require an entity to disclose information on transfers accounted for as sales in transactions that are economically similar to repurchase agreements and provides increased transparency about the types of collateral pledged in repurchase agreements and similar transactions accounted for as secured borrowings. The amendments are effective for public entities for the first interim or annual period beginning after December 15, 2014. Early adoption for a public entity is prohibited. The Company will adopt this guidance in the first quarter of fiscal 2016.
In June 2014, the FASB issued a new accounting standards update on the topic of stock compensation. The amendments in this update require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The amendments in this update are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted. The Company will adopt this guidance in the first quarter of fiscal 2017.
In August 2014, the FASB issued a new accounting standards update on the topic of going concern. The amendments in this update provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early adoption is permitted. The Company will adopt this guidance in the fourth quarter of fiscal 2017.
In February 2015, the FASB issued a new accounting standards update on the topic of consolidation. The amendments in this update provide guidance on the consolidation evaluation for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. The amendments in this update are effective for the annual period beginning after December 15, 2015. Early adoption is permitted. The Company will adopt this guidance in the first quarter of fiscal 2017 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.

3.	CASH, CASH EQUIVALENTS AND INVESTMENTS

The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use in pricing the asset or liability such as inherent risk, non-performance risk and credit risk. The Company applies the following fair value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value into three levels:
•Level 1 - Unadjusted quoted prices at the measurement date for identical assets or liabilities in active markets.
•Level 2 - Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
•Level 3 - Significant unobservable inputs which are supported by little or no market activity.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The fair value hierarchy also requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
The components of cash, cash equivalents and investments by fair value level as at February 28, 2015 were as follows:

	Cost Basis	Unrealized Gains	Unrealized Losses	Other-than- temporary Impairment	Fair Value	Cash and Cash Equivalents	Short-term Investments	Long-term Investments	Restricted Cash
Bank balances	$765	$—	$—	—	$765	$765	$—	$—	$—
Other investments	66	—	—	—	66	—	—	66	—
	831	—	—	—	831	765	—	66	—
Level 1:
Money market funds	1	—	—	—	1	1	—	—	—

Level 2:
Term deposits, certificates of deposit, and GICs	218	1	—	—	219	76	84	—	59
Commercial paper	710	—	—	—	710	240	470	—	—
Non-U.S. promissory notes	100	—	—	—	100	—	100	—	—
Non-U.S. treasury bills/notes	244	—	—	—	244	151	93	—	—
U.S. treasury bills/notes	915	—	—	—	915	—	705	210	—
Non-U.S. government sponsored enterprise notes	49	—	—	—	49	—	49	—	—
U.S. government sponsored enterprise notes	149	—	—	—	149	—	149	—	—
Corporate notes/bonds	8	—	—	—	8	—	8	—	—
	2,393	1	—	—	2,394	467	1,658	210	59
Level 3:
Corporate notes/bonds	3	—	—	—	3	—	—	3	—
Auction-rate securities	41	2	—	(6)	37	—	—	37	—
	$44	$2	$—	$(6)	$40	$—	$—	$40	$—
	$3,269	$3	$—	$(6)	$3,266	$1,233	$1,658	$316	$59

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The components of cash, cash equivalents and investments by fair value level as at March 1, 2014 were as follows:

	Cost Basis	Unrealized Gains	Unrealized Losses	Other-than- temporary Impairment	Fair Value	Cash and Cash Equivalents	Short-term Investments	Long-term Investments
Bank balances	$708	$—	$—	$—	$708	$708	$—	$—
Other investments	89	—	—	—	89	—	—	89
	797	—	—	—	797	708	—	89
Level 2:
Bankers’ acceptances/Bearer deposit notes	392	—	—	—	392	332	60	—
Commercial paper	15	—	—	—	15	15	—	—
Non-U.S. treasury bills/notes	480	—	—	—	480	241	239	—
U.S. treasury bills/notes	879	—	—	—	879	253	626	—
Non-U.S. government sponsored enterprise notes	55	—	—	—	55	30	25	—
	1,821	—	—	—	1,821	871	950	—
Level 3:
Corporate notes/bonds	4	—	—	—	4	—	—	4
Auction rate securities	41	1	—	(6)	36	—	—	36
	45	1	—	(6)	40	—	—	40
	$2,663	$1	$—	$(6)	$2,658	$1,579	$950	$129
As at February 28, 2015, the Company’s other investments consisted of cost method investments of $52 million (March 1, 2014 - $4 million) and equity method investments of $14 million (March 1, 2014 - $85 million). During the fiscal year ended February 28, 2015, the Company received a distribution of proceeds out of one of its equity method investments in the amount of approximately $134 million and recorded investment income of $115 million (pre-tax and after-tax).
The Company has restricted cash, consisting of cash and securities pledged as collateral to major banking partners in support of the Company's requirements for letters of credit. These letters of credit support certain leasing arrangements entered into in the ordinary course of business, for terms ranging from one month to nine years. The Company is legally restricted from accessing these funds during the term of the leases for which the letters of credit have been issued; however, the Company can continue to invest the funds and receive investment income thereon.
Realized gains and losses on available-for-sale securities comprise the following:

	For the year ended
	February 28, 2015	March 1, 2014	March 2, 2013
Realized gains	$6	$—	$11
Realized losses	—	—	—
Net realized gains	$6	$—	$11
The contractual maturities of available-for-sale investments as at February 28, 2015 were as follows:

	Cost Basis	Fair Value
Due in one year or less	$2,124	$2,125
Due in one to five years	213	213
Due after five years	94	96
No fixed maturity	1	1
	$2,432	$2,435

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

As at February 28, 2015 and March 1, 2014, the Company had no investments with continuous unrealized losses.
The Company engages in limited securities lending to generate fee income. Collateral, which exceeds the market value of the loaned securities, is retained by the Company until the underlying security has been returned to the Company. As at February 28, 2015, the Company had loaned securities (which are included in long-term investments) with a market value of approximately $85 million (March 1, 2014 - $100 million) consisting of U.S. treasury bills/notes, to a major global investment bank. The Company held collateral with a market value that exceeds the value of securities lent, consisting of U.S. treasury bills/notes.
In valuing the auction rate securities, the Company used a multi-year investment horizon and considered the underlying risk of the securities and the current market interest rate environment. The Company has the ability and intent to hold these securities until such time that market liquidity returns to normal levels, and does not consider the principal or interest amounts on these securities to be materially at risk. As there is uncertainty as to when market liquidity for auction rate securities will return to normal, the Company has classified the auction rate securities as long-term investments on the consolidated balance sheets as at February 28, 2015 and March 1, 2014.

4.	FAIR VALUE MEASUREMENTS
For a description of the fair value hierarchy, please see Note 3.
Recurring Fair Value Measurements
The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued liabilities approximate fair value due to their short maturities.
In determining the fair value of investments held, the Company primarily relies on an independent third party valuator for the fair valuation of securities. Pricing inputs used by the independent third party valuator are generally received from two primary vendors. The pricing inputs are reviewed for completeness and accuracy, within a set tolerance level, on a daily basis by the independent third party valuator. The Company also reviews and understands the inputs used in the valuation process and assesses the pricing of the securities for reasonableness after conducting its own internal collection of quoted prices from brokers. Fair values for all investment categories provided by the independent third party valuator that are in excess of 0.5% from the fair values determined by the Company are communicated to the independent third party valuator for consideration of reasonableness. The independent third party valuator considers the information provided by the Company before determining whether a change in the original pricing is warranted.
The Company's investments (other than those classified as Level 3) largely consist of securities issued by major corporate and banking organizations, the provincial and federal governments of Canada and the United States Department of the Treasury, and are all investment grade.
For a description of how the fair value of currency forward contracts and currency option contracts and the fair value of the Debentures have been determined, please see the “Derivative financial instruments” and “Convertible debentures” accounting policies in Note 1.
The following table summarizes the changes in fair value of the Company’s Level 3 assets for the years ended March 1, 2014 and February 28, 2015:

Level 3
Balance at March 2, 2013	$41
Principal payments	(1)
Balance at March 1, 2014	40
Principal repayments	(2)
Change in fair value	2
Balance at February 28, 2015	$40
The Company recognizes transfers in and out of levels within the fair value hierarchy at the end of the reporting period in which the actual event or change in circumstance occurred. There were no significant transfers in or out of Level 3 assets during the years ended February 28, 2015 and March 1, 2014.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The Company’s Level 3 assets measured on a recurring basis include auction rate securities as well as corporate notes/bonds consisting of securities received in a payment-in-kind distribution from a former structured investment vehicle.
The auction rate securities are valued using a discounted cash flow method incorporating both observable and unobservable inputs. The unobservable inputs utilized in the valuation are the estimated weighted-average life of each security based on its contractual details and expected paydown schedule based upon the underlying collateral, the value of the underlying collateral which would be realized in the event of a waterfall event, an estimate of the likelihood of a waterfall event, and an estimate of the likelihood of a permanent auction suspension. Significant changes in these unobservable inputs would result in significantly different fair value measurements. Generally, a change in the assumption used for the probability of a waterfall event is accompanied by a directionally opposite change in the assumption used for the probability of a permanent auction suspension. A waterfall event occurs if the funded reserves of the securities become insufficient to make the interest payments, resulting in the disbursement of the securities’ underlying collateral to the security holders.
The corporate notes/bonds are valued using a discounted cash flow method incorporating both observable and unobservable inputs. The unobservable inputs utilized in the valuation are the anticipated future monthly principal and interest payments, an estimated rate of decrease of those payments, the value of the underlying collateral, the number of securities currently in technical default as grouped by the underlying collateral, an estimated average recovery rate of those securities, and assumptions surrounding additional defaults. Significant changes in these unobservable inputs would result in significantly different fair value measurements. Generally, a change in the assumption used for the anticipated monthly payments is accompanied by a directionally similar change in the average recovery rate and a directionally opposite change in the yearly decrease in payments and additional defaults assumptions.
The following table presents the significant unobservable inputs used in the fair value measurement of each of the above Level 3 assets, as well as the impact on the fair value measurement resulting from a significant increase or decrease in each input in isolation:

As at February 28, 2015	Fair Value	Valuation Technique	Unobservable Input	Range (weighted average)	Effect of Significant Increase/(Decrease) in Input on Fair Value
Auction rate securities	$37	Discounted cash flow	Weighted-average life	7 - 18 years (13 years)	(Decrease)/increase
			Collateral value (as a % of fair value)	99% - 144% (115%)	Increase/(decrease)
			Probability of waterfall event	10%	Increase/(decrease)
			Probability of permanent suspension of auction	5%	(Decrease)/increase
Corporate bonds/notes	$3	Discounted cash flow	Anticipated monthly principal and interest payments	$0.1 million	Increase/(decrease)
			Yearly decrease in payments	10%	(Decrease)/increase
			Collateral value (as a % of fair value)	138%	Increase/(decrease)
			Current securities in technical default, by collateral grouping	0 - 100% (13%)	(Decrease)/increase
			Average recovery rate of securities in technical default	30%	Increase/(decrease)
			Additional defaults assumption	0 - 44% (18%)	(Decrease)/increase

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

5.	DERIVATIVE FINANCIAL INSTRUMENTS
The notional amounts and fair values of financial instruments outstanding were as follows:

	As at February 28, 2015
	Balance Sheet Location	Fair Value of Derivatives Designated as Cash Flow Hedges	Fair Value of Derivatives Not Designated as Cash Flow Hedges	Fair Value of Derivatives Not Subject to Hedge Accounting	Total Estimated Fair Value	Notional Amount
Derivative Assets (1):
Currency forward contracts	Other current assets	$—	$19	$61	$80	$1,171
Currency option contracts	Other current assets	—	11	—	11	112
Total		$—	$30	$61	$91	$1,283

Derivative Liabilities (1):
Currency forward contracts	Accrued liabilities	$(13)	$(4)	$(4)	$(21)	$654
Currency option contracts	Accrued liabilities	(13)	(1)	—	(14)	134
Total		$(26)	$(5)	$(4)	$(35)	$788
______________________________
(1) The fair values of derivative assets and liabilities are measured using Level 2 fair value inputs.

	As at March 1, 2014
	Balance Sheet Location	Fair Value of Derivatives Designated as Cash Flow Hedges	Fair Value of Derivatives Not Designated as Cash Flow Hedges	Fair Value of Derivatives Not Subject to Hedge Accounting	Total Estimated Fair Value	Notional Amount
Derivative Assets (1):
Currency forward contracts	Other current assets	$—	$—	$5	$5	$585
Currency option contracts	Other current assets	1	—	1	2	186
Total		$1	$—	$6	$7	$771

Derivative Liabilities (1):
Currency forward contracts	Accrued liabilities	$(7)	$(4)	$(15)	$(26)	$1,304
Currency option contracts	Accrued liabilities	(1)	—	(1)	(2)	72
Total		$(8)	$(4)	$(16)	$(28)	$1,376

Currency option contracts - premiums	Accumulated other comprehensive loss	$(1)	$—	$—	$(1)	$—
______________________________
(1) The fair values of derivative assets and liabilities are measured using Level 2 fair value inputs.
Foreign Exchange
The Company’s currency risk management objective in holding derivative instruments is to reduce the volatility of current and future income as a result of changes in foreign currency exchange rates. To limit its exposure to adverse movements in foreign currency exchange rates, the Company enters into foreign currency forward and option contracts.
The majority of the Company’s revenues for the fiscal year ended February 28, 2015 were transacted in U.S. dollars. However, portions of the revenues are denominated in Canadian dollars, Euros, and British pounds. Purchases of raw materials are primarily transacted in U.S. dollars. Other expenses, consisting of the majority of salaries, certain operating costs and manufacturing overhead, are incurred primarily in Canadian dollars. The Company enters into forward and

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

option contracts to hedge portions of these anticipated transactions to reduce the volatility on income associated with the foreign currency exposures. The Company also enters into forward and option contracts to reduce the effects of foreign exchange gains and losses resulting from the revaluation of certain foreign currency monetary assets and liabilities. At February 28, 2015 approximately 26% of cash and cash equivalents, 30% of accounts receivables and 13% of accounts payable and accrued liabilities are denominated in foreign currencies (March 1, 2014 – 35%, 26% and 12%).
Please see “Derivative financial instruments” in Note 1 for the Company’s accounting policies on these instruments.
As at February 28, 2015 and March 1, 2014, the outstanding derivatives designated as cash flow hedges were considered to be fully effective. The maturity dates of these instruments range from March, 2015 to February, 2016. As at February 28, 2015, the net unrealized loss on these forward and option contracts (including option premiums paid) was $26 million (March 1, 2014 - net unrealized loss of $8 million). Unrealized gains associated with these contracts were recorded in other current assets and accumulated other comprehensive income (loss). Unrealized losses were recorded in accrued liabilities and AOCI. Option premiums were recorded in AOCI. As at February 28, 2015, the Company estimates that approximately $26 million of net unrealized losses including option premiums on these forward and option contracts will be reclassified into income within the next twelve months. For the fiscal year ended February 28, 2015, there were no realized gains or losses on forward contracts which were ineffective upon maturity (fiscal year ended March 1, 2014 - $4 million in realized losses).
The following table shows the impact of derivative instruments designated as cash flow hedges on the consolidated statements of operations and the consolidated statements of comprehensive income (loss) for the year ended February 28, 2015:

	Amount of Gain (Loss) Recognized in Other Comprehensive Income on Derivative Instruments (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Currency forward contracts	(2)	Cost of sales	(1)
Currency option contracts	(1)	Cost of sales	(1)
Currency forward contracts	(3)	Selling, marketing and administration	(5)
Currency option contracts	(7)	Selling, marketing and administration	(4)
Currency forward contracts	(8)	Research and development	(3)
Currency option contracts	(5)	Research and development	(1)

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table shows the impact of derivative instruments designated as cash flow hedges on the consolidated statement of operations for the year ended March 1, 2014:

	Amount of Gain (Loss) Recognized in Other Comprehensive Income on Derivative Instruments (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Currency option contracts	$—	Revenue	$(7)
Currency forward contracts	(1)	Cost of sales	(2)
Currency forward contracts	(2)	Selling, marketing and administration	(4)
Currency forward contracts	(4)	Research and development	(6)
Currency option contracts	(1)	Research and development	—

	Amount of Gain (Loss) Recognized in Income on Derivative Instruments (Ineffective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Ineffective Portion)	Amount of Gain (Loss) Reclassified from AOCI into Income (Ineffective Portion)
Currency forward contracts	$—	Selling, marketing and administration	$(4)

	Amount of Gain (Loss) Recognized in Income on Derivative Instruments (Unqualified Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Unqualified Portion)	Amount of Gain (Loss) Reclassified from AOCI into Income (Unqualified Portion)
Currency forward contracts	$—	Selling, marketing and administration	$(9)
The Company has also entered into other forward and option contracts hedging anticipated foreign currency transactions which it did not designate as cash flow hedges. Any realized and unrealized gains and losses on these contracts are recognized in income each period. The maturity dates of these instruments range from March, 2015 to August, 2015. As at February 28, 2015, there were unrealized gains (net of premium paid) of $25 million recorded in respect of these instruments (March 1, 2014 - unrealized losses of $6 million). Unrealized gains associated with these contracts were recorded in other current assets and selling, marketing and administration expenses. Unrealized losses were recorded in accrued liabilities and selling, marketing and administration expenses.
As part of its currency risk management strategy, the Company may maintain net monetary asset and/or liability balances in foreign currencies. The Company enters into foreign exchange forward contracts to hedge certain monetary assets and liabilities that are exposed to foreign currency risk. The principal currencies hedged include the Canadian dollar, Euro, and British Pound. These contracts are not subject to hedge accounting, and any realized and unrealized gains or losses are recognized in income each period, offsetting the change in the U.S. dollar value of the asset or liability. The maturity dates of these instruments range from March, 2015 to August, 2015. As at February 28, 2015, net unrealized gains (net of premium paid) of $57 million were recorded in respect of these instruments (March 1, 2014 - net unrealized losses of $10 million). Unrealized gains associated with these contracts were recorded in other current assets and selling, marketing and administration expenses. Unrealized losses were recorded in accrued liabilities and selling, marketing and administration expenses.
The following table shows the impact of derivative instruments that are not subject to hedge accounting on the consolidated statement of operations for the year ended February 28, 2015 and March 1, 2014:

		Amount of Gain (Loss) in Income on Derivative Instruments
	Location of Gain (Loss) Recognized in Income on Derivative Instruments	February 28, 2015	March 1, 2014
Currency forward contracts	Selling, marketing and administration	$156	$16
Currency option contracts	Selling, marketing and administration	11	11

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

For information concerning the impact of foreign exchange on the consolidated statement of operations net of the above derivative instruments, please see Note 16.
Credit Risk
The Company is exposed to credit risk on derivative financial instruments arising from the potential for counterparties to default on their contractual obligations. The Company mitigates this risk by limiting counterparties to highly rated financial institutions and by continuously monitoring their creditworthiness. The Company’s exposure to credit loss and market risk will vary over time as a function of currency exchange rates. The Company measures its counterparty credit exposure as a percentage of the total fair value of the applicable derivative instruments. Where the net fair value of derivative instruments with any counterparty is negative, the Company deems the credit exposure to that counterparty to be nil. As at February 28, 2015, the maximum credit exposure to a single counterparty, measured as a percentage of the total fair value of derivative instruments with net unrealized gains, was 47% (March 1, 2014 - 100%; March 2, 2013 - 29%). As at February 28, 2015, the Company had a total credit risk exposure across all counterparties with outstanding or unsettled foreign exchange derivative instruments of $56 million on a notional value of $2.1 billion (March 1, 2014 - nil total risk exposure on a notional value of $11 million).
The Company maintains Credit Support Annexes (“CSAs”) with several of its counterparties. These CSAs require that the outstanding net position of all contracts to be made whole by the paying or receiving of collateral to or from the counterparties on a daily basis, subject to exposure and transfer thresholds. As at February 28, 2015, the Company held $15 million of collateral from counterparties, which approximated the fair value of those contracts. As with the derivatives recorded in an unrealized gain position, this amount is recorded in other current assets.
The Company is exposed to market and credit risk on its investment portfolio. The Company reduces this risk by investing in liquid, investment grade securities and by limiting exposure to any one entity or group of related entities. As at February 28, 2015, no single issuer represented more than 28% of the total cash, cash equivalents and investments (March 1, 2014 - no single issuer represented more than 33% of the total cash and cash equivalents and investments, and that issuer was the United States Department of Treasury).
Interest Rate Risk
Cash and cash equivalents and investments are invested in certain instruments of varying maturities. Consequently, the Company is exposed to interest rate risk as a result of holding investments of varying maturities. The fair value of investments, as well as the investment income derived from the investment portfolio, will fluctuate with changes in prevailing interest rates. The Company has also issued the Debentures with a fixed interest rate. Consequently, the Company is exposed to interest rate risk as a result of the long term of the Debentures. The fair value of the Debentures will fluctuate with changes in prevailing interest rates. The Company does not currently utilize interest rate derivative instruments to hedge its investment portfolio.

6.	CONSOLIDATED BALANCE SHEETS DETAILS
Accounts receivable, net
The allowance for doubtful accounts as at February 28, 2015 is $10 million (March 1, 2014 - $17 million).
There were no customers that comprised more than 10% of accounts receivable as at February 28, 2015 (March 1, 2014 – no customers that comprised more than 10%).
Inventories
Inventories were comprised of the following:

	As at
	February 28, 2015	March 1, 2014
Raw materials	$11	$51
Work in process	62	156
Finished goods	49	37
	$122	$244

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

See “Inventories” in Note 1 for a description of the Company's accounting policies regarding inventory.
During fiscal 2015, the Company recorded primarily non-cash, pre-tax charges of approximately $95 million relating to the write-down of certain inventories and a recovery in supply commitments of $33 million.
During fiscal 2014, the Company shipped devices to its carrier and distributor partners to support new and continuing product launches and meet expected levels of end customer demand. However, the sell-through levels for BlackBerry 10 smartphones decreased significantly during fiscal 2014 due to the maturing smartphone market, very intense competition and, the Company believes, the uncertainty created by the Company's recently completed strategic review process. These factors caused the number of BlackBerry 10 devices in the channel to increase above the Company's expectations, which in turn caused the Company to reassess and revise its future demand assumptions for finished products, semi-finished goods and raw materials. The Company also made the decision to cancel plans to launch two devices to mitigate the identified inventory risk. Based on these revised demand assumptions, the Company recorded primarily non-cash, pre-tax charges of $1.6 billion against inventory and $782 million in supply commitment charges related to BlackBerry 10 devices.
During fiscal 2013, the company recorded primarily non-cash, pre-tax charges of approximately $241 million in inventory write-down and $192 million in supply commitment charges.
Other current assets
As at February 28, 2015, other current assets included $199 million in deferred cost of sales (March 1, 2014 - $356 million), as well as derivative instruments, among other items, none of which were greater than 5% of the current assets balance.
Property, plant and equipment, net
Property, plant and equipment were comprised of the following:

	As at
	February 28, 2015	March 1, 2014
Cost
Land	$26	$108
Buildings, leasehold improvements and other	423	905
BlackBerry operations and other information technology	1,236	1,297
Manufacturing equipment, research and development equipment and tooling	211	566
Furniture and fixtures	20	27
	1,916	2,903
Accumulated amortization	1,360	1,767
Net book value	$556	$1,136
As at February 28, 2015, the carrying amount of assets under construction was $2 million (March 1, 2014 - $45 million). Of this amount, $1 million was included in buildings, leasehold improvements and other (March 1, 2014 - $34 million); nil was included in BlackBerry operations and other information technology (March 1, 2014 - $2 million) and $1 million was included in manufacturing equipment, research and development equipment, and tooling (March 1, 2014 - $9 million).
For the year ended February 28, 2015, amortization expense related to property, plant and equipment was $184 million (March 1, 2014 - $532 million; March 2, 2013 - $721 million).

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Intangible assets, net
Intangible assets were comprised of the following:

	As at February 28, 2015
	Cost	Accumulated Amortization	Net Book Value
Acquired technology	$473	$329	$144
Intellectual property	2,545	1,314	1,231
	$3,018	$1,643	$1,375

	As at March 1, 2014
	Cost	Accumulated Amortization	Net Book Value
Acquired technology	$410	$292	$118
Intellectual property	2,176	855	1,321
	$2,586	$1,147	$1,439
During fiscal 2015, the additions to intangible assets primarily consisted of payments relating to amended or renewed licensing agreements, acquired technology and in-process research and development from business acquisitions, as well as agreements with third parties for the use of intellectual property, software, messaging services and other BlackBerry related features.
For the year ended February 28, 2015, amortization expense related to intangible assets was $510 million (March 1, 2014 - $738 million; March 2, 2013 - $1.2 billion). Total additions to intangible assets in fiscal 2015 were $481 million (2014 - $1.1 billion).
Based on the carrying value of the identified intangible assets as at February 28, 2015 the annual amortization expense for each of the succeeding years is expected to be as follows: 2016 - $303 million; 2017 - $192 million; 2018 - $154 million; 2019 - $141 million; and 2020 - $135 million.
The weighted-average remaining useful life of the acquired technology is 2.9 years (2014 - 3.7 years).
Impairment of long-lived assets
See “Impairment of long-lived assets” in Note 1 for a description of how LLA impairment is tested.
During fiscal 2014, the Company experienced a significant decline in its share price following its pre-release of its second quarter fiscal 2014 results on September 20, 2013, as well as its announcement on November 4, 2013 that Fairfax Financial Holdings Limited (“Fairfax”) and other institutional investors were investing in the Company through the $1.0 billion private placement of the Debentures in lieu of finalizing the purchase of the Company as contemplated in the previously-announced letter of intent. The Company further identified the continuing decline in revenues, the generation of operating losses and the decrease in cash flows from operations as indicators of potential LLA impairment. Further, the Company believed that its strategic review process may have increased market uncertainty as to the future viability of the Company and may have negatively impacted demand for the Company's products. Accordingly, a cash flow recoverability test was performed as of November 4, 2013 (the “Measurement Date”). The estimated undiscounted net cash flows were determined utilizing the Company's internal forecast and incorporated a terminal value of the Company utilizing its market capitalization, calculated as the number of the Company's common shares outstanding as at the interim testing date multiplied by the average market price of the shares over a 10 day period following the Measurement Date. The Company used this duration in order to incorporate the inherent market fluctuations that may affect any individual closing price of the Company's shares. As a result, the Company concluded that the carrying value of its net assets exceeded the undiscounted net cash flows as at the Measurement Date. Consequently, step two of the LLA impairment test was performed whereby the fair values of the Company's assets were compared to their carrying values. As a result, the Company recorded a non-cash, pre-tax charge against its LLA of $2.7 billion in fiscal 2014, of which $852 million of the charge was applicable to property, plant and equipment and $1.9 billion was applicable to intangible assets. There were no long-lived asset impairment charges taken in fiscal 2015.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Goodwill
Changes to the carrying amount of goodwill during the fiscal years ended February 28, 2015 and March 1, 2014 were as follows:

Carrying Amount
Balance as at March 3, 2012	$304
Goodwill acquired through business combinations during the year	31
Goodwill impairment charge	(335)
Balance as at March 2, 2013 and March 1, 2014	—
Goodwill acquired through business combinations during the year (1)	76
Balance as at February 28, 2015	$76
(1) See Note 7 for details on the goodwill acquired through business acquisitions in fiscal 2015.
Impairment of goodwill
Due to business conditions and a continued significant decline in the Company’s market capitalization, the Company concluded that goodwill impairment indicators existed and an interim goodwill impairment assessment was required in fiscal 2013. Based on the results its goodwill impairment test, which compared the implied fair value of goodwill to its carrying value, the Company concluded that the carrying value of goodwill was impaired. Consequently, the Company recorded a goodwill impairment charge of $335 million in fiscal 2013 to write-off the entire carrying value of its goodwill, and reported this amount as a separate line item in the consolidated statements of operations.
Accrued liabilities
Accrued liabilities were comprised of the following:

	As at
	February 28, 2015	March 1, 2014
Vendor inventory liabilities	58	244
Warranty	123	204
Royalties	56	106
Carrier liabilities	35	153
Other	386	507
	$658	$1,214
Other accrued liabilities, as noted in the above table, include, among other items, salaries and payroll withholding taxes, none of which were greater than 5% of the current liabilities balance.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Product Warranty
The change in the Company’s warranty expense and actual warranty experience from March 3, 2012 to February 28, 2015, as well as the accrued warranty obligations, are set forth in the following table:

Accrued warranty obligations as at March 3, 2012	$408
Actual warranty experience during fiscal 2013	(474)
Fiscal 2013 warranty provision	392
Adjustments for changes in estimate	(8)
Accrued warranty obligations as at March 2, 2013	318
Actual warranty experience during fiscal 2014	(357)
Fiscal 2014 warranty provision	270
Adjustments for changes in estimate	(27)
Accrued warranty obligations as at March 1, 2014	204
Actual warranty experience during fiscal 2015	(140)
Fiscal 2015 warranty provision	82
Adjustments for changes in estimate	(23)
Accrued warranty obligations as at February 28, 2015	$123

7.	BUSINESS ACQUISITIONS
Secusmart GmbH
On December 1, 2014, the Company acquired all of the issued and outstanding shares of Secusmart GmbH (“Secusmart”), a developer of high-security voice and data encryption and anti-eavesdropping solutions, for $82 million in cash and future contingent consideration with a fair value of $8 million. The acquisition aligns with the Company's strategy of addressing growing security costs and threats ranging from individual privacy to national security by obtaining leading voice and data encryption and anti-eavesdropping technologies, and furthers the Company's security capabilities in end-to-end mobile solutions.
Movirtu Limited
On September 8, 2014, the Company acquired all of the issued and outstanding shares of Movirtu Limited (“Movirtu”), a virtual SIM solutions company based in the United Kingdom, for $32.5 million of cash consideration (including transaction expenses of $2 million). The acquisition will provide the basis for a variety of innovative service offerings, including the WorkLife by BlackBerry solution that allows an enterprise to provision a work phone number and data plan onto a device with a single standard SIM card.
Other acquisitions
On July 31, 2014, the Company paid $9 million for all of the assets constituting the business of a provider of cloud-based software technology allowing users to connect devices and build an ecosystem with their data. With this acquisition, the Company obtained technology closely aligned to its announced BlackBerry Internet of Things platform.
There were no material business acquisitions made by the Company in fiscal 2014.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table summarizes the preliminary fair value allocations of the acquisition price of the assets and liabilities acquired during fiscal 2015:

Assets purchased
Current assets	$7
Property, plant and equipment	1
Intangible assets	71
Goodwill(1)	76
155
Liabilities assumed
Accounts payable	2
Deferred revenue	8
Deferred income tax liability	18
28
Net non-cash assets acquired	127
Cash acquired	3
Net assets acquired	$130

Consideration
Cash consideration	$104
Settlement of acquiree debt(2)	18
Contingent consideration(3)	8
$130
 _______________

(1)	Goodwill represents the excess of the acquisition price over the fair value of net assets acquired, which is not expected to be deductible for tax purposes when goodwill results from share purchases.

(2)	$18 million in cash was paid to existing debt holders as part of the Movirtu acquisition. The Company assumed the outstanding balance of the debt.

(3)
As part of the Secusmart acquisition, the Company has agreed to additional consideration contingent upon the achievement of certain financial targets, the fair value of which has been determined to be $8 million.

The weighted-average amortization period of the acquired technology related to the business acquisitions completed during the year ended February 28, 2015 is approximately 5 years.

8.	RESTRUCTURING
Cost Optimization and Resource Efficiency (“CORE”) Program
In fiscal 2013, the Company commenced the CORE program with the objective of improving the Company’s operations and increasing efficiency. During fiscal 2015, the Company incurred approximately $322 million in total pre-tax charges related to the CORE program, related to employee termination benefits, facilities and manufacturing network simplification costs. No further charges are expected to be incurred under the CORE program.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table sets forth the activity in the Company’s CORE program liability for fiscal 2015 and fiscal 2014:

	Employee Termination Benefits	Facilities Costs	Manufacturing Costs	Total
Balance as at March 2, 2013	$9	$18	$2	$29
Charges incurred	190	93	65	348
Cash payments made	(186)	(58)	(41)	(285)
Balance as at March 1, 2014	13	53	26	92
Charges incurred	96	48	55	199
Cash payments made	(106)	(71)	(79)	(256)
Balance as at February 28, 2015	$3	$30	$2	$35
The CORE program charges incurred in fiscal 2015, fiscal 2014 and fiscal 2013 were as follows:

	For the year ended
	February 28, 2015	March 1, 2014	March 2, 2013
Cost of sales	$23	$103	$96
Research and development	70	76	27
Selling, marketing and administration	229	333	97
Total CORE program charges	$322	$512	$220
As part of the CORE program, the Company sold certain redundant assets and discontinued certain operations to drive cost savings and efficiencies in the Company, which included divesting the majority of its Canadian commercial real estate portfolio in fiscal 2015. The Company recorded losses of approximately $12 million in fiscal 2015 ($110 million in fiscal 2014) related to asset disposals and the write-down to fair value less costs to sell of the assets sold, which has been included in the selling, marketing and administration expenses on the Company’s consolidated statements of operations and included in the total CORE program charges presented above.
In fiscal 2015, the Company strategically divested the majority of its Canadian commercial real estate portfolio (the “Real Estate Sale”), offering properties comprising over 3 million square feet of space through a combination of sale-leaseback and vacant asset sales. The Company recorded proceeds of approximately $278 million and incurred a net loss on disposal of approximately $66 million on these properties for a total net loss on disposal of $137 million for the Real Estate Sale, the remainder of which was recorded in prior periods when certain of the properties were classified as held for sale and were written down to fair value less costs to sell. As part of the Real Estate Sale, the Company is leasing back office space with remaining lease terms of one month to seven years.
In fiscal 2013, the Company sold 100% of the shares of its wholly-owned subsidiary, NewBay Software Limited (“NewBay”) and as a result, the operating results of NewBay are presented as discontinued operations in the Company's consolidated statements of operations for the fiscal year ended March 2, 2013.
The following table sets forth the components of the Company’s loss from discontinued operations:

March 2, 2013
Revenues from discontinued operations	$33
Loss from discontinued operations, before tax	(20)
Loss on disposal of discontinued operation	(3)
Income tax recovery	5
Loss from discontinued operations, net of tax	$(18)
Carrying values of significant assets and liabilities of NewBay at the time of sale include property, plant and equipment and intangible assets of $41 million, current assets of $15 million and accrued liabilities of $13 million.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

9.	INCOME TAXES
The difference between the amount of the provision for income taxes and the amount computed by multiplying income from continuing operations before income taxes by the statutory Canadian tax rate is reconciled as follows:

	For the year ended
	February 28, 2015	March 1, 2014	March 2, 2013
Statutory Canadian tax rate	26.6%	26.6%	26.6%
Expected recovery of income taxes from continuing operations	$(102)	$(1,908)	$(324)
Differences in income taxes resulting from:
Valuation allowance	79	781	—
Investment tax credits	(51)	(77)	(127)
Canadian tax rate differences	(27)	(82)	(125)
Change in unrecognized income tax benefits	—	—	(116)
Non-deductible goodwill impairment	—	—	84
Foreign tax rate differences	11	(10)	6
Other differences	9	(15)	10
	$(81)	$(1,311)	$(592)

	For the year ended
	February 28, 2015	March 1, 2014	March 2, 2013
Loss from continuing operations before income taxes:
Canadian	$(600)	$(7,212)	$(1,365)
Foreign	215	28	145
	$(385)	$(7,184)	$(1,220)
The recovery of income taxes from continuing operations consists of the following:

	For the year ended
	February 28, 2015	March 1, 2014	March 2, 2013
Current
Canadian	$(153)	$(1,203)	$(760)
Foreign	21	77	88
Deferred
Canadian	39	(184)	68
Foreign	12	(1)	12
	$(81)	$(1,311)	$(592)

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Deferred income tax assets and liabilities consist of the following temporary differences:

	As at
	February 28, 2015	March 1, 2014
Assets
Property, plant and equipment	$81	$430
Non-deductible reserves	108	120
Minimum taxes	268	120
Convertible debenture (see note 10)	121	95
Research and development	199	41
Tax loss carryforwards	84	25
Other	15	25
Deferred income tax assets	876	856

Valuation allowance	866	783
Deferred income tax assets net of valuation allowance	10	73

Liabilities
Property, plant and equipment	(15)	—
Withholding tax on unremitted earnings	(33)	(32)
Deferred income tax liabilities	(48)	(32)
Net deferred income tax asset/(liability)	$(38)	$41
Deferred income tax asset - current	$10	$73
Deferred income tax liability - long-term	(48)	(32)
	$(38)	$41
The Company regularly assesses the need for a valuation allowance against its deferred tax assets. In making that assessment, the Company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets to determine, based on the weight of available evidence, whether it is more-likely-than-not that some or all of the deferred tax assets will be realized. In evaluating the need for a valuation allowance, the Company noted that there were increases in deductible temporary differences which are not currently deductible for tax purposes and the Company has three years of cumulative losses for fiscal 2015. As a result, the Company was unable to recognize the benefit relating to a significant portion of deferred tax assets that arose in fiscal 2015, which resulted in the recognition of a $866 million (March 1, 2014 - $783 million) valuation allowance against its deferred tax assets. The deferred tax recovery is partially offset by this deferred tax valuation allowance of $79 million and included in the income tax provision in fiscal 2015 (March 1, 2014 - $781 million). This accounting treatment has no effect on the Company’s actual ability to utilize deferred tax assets to reduce future cash tax payments. The Company will continue to assess the likelihood that the deferred tax assets will be realizable at each reporting period and the valuation allowance will be adjusted accordingly.
During the third quarter in fiscal 2014, the Company took steps to accelerate the receipt of a portion of the tax refund to which it was entitled. The Canadian federal and Ontario provincial Ministers of Finance had indicated to the Company that they would be prepared to recommend measures such that the acceleration would not jeopardize the entitlement to the balance of its tax refund. The Company's actions resulted in a November 3, 2013 taxation year end (triggering the entitlement to the tax refund accrued to that date). In December 2013, Remission Orders were made by the Canadian federal and Ontario provincial governments which preserved the Company's ability to carry back losses for the balance of its fiscal 2015 year and for its fiscal 2015 year on the same basis as without the November 3, 2013 taxation year end. The tax provision includes the impact of the Remission Orders in accordance with ASC 740.
Given the change in financial circumstances for the Company in fiscal 2014, a determination was made that the Company no longer has plans to permanently reinvest the cumulative earnings of its foreign subsidiaries. As a result, $33 million relating to future withholding taxes was accrued as a deferred tax liability (March 1, 2014 - $32 million).

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The Company’s total unrecognized income tax benefits as at February 28, 2015 and March 1, 2014 were $11 million and $8 million, respectively. A reconciliation of the beginning and ending amount of unrecognized income tax benefits that, if recognized, would affect the Company’s effective income tax rate is as follows:

	For the year ended
	February 28, 2015	March 1, 2014	March 2, 2013
Unrecognized income tax benefits, opening balance	$8	$29	$146
Increase for income tax positions of prior years	3	5	9
Increase for income tax positions of current year	—	—	2
Settlement of tax positions	—	(23)	(152)
Other	—	(3)	24
Unrecognized income tax benefits, ending balance	$11	$8	$29
As at February 28, 2015, all of the unrecognized income tax benefits of $11 million have been netted against deferred income tax assets on the Company’s consolidated balance sheets.
A summary of open tax years by major jurisdiction is presented below:

Jurisdiction
Canada(1)	Fiscal 2009 - 2015
United States(2)	Fiscal 2012 - 2015
United Kingdom	Fiscal 2011 - 2015
_______________
(1)Includes federal as well as provincial and state jurisdictions, as applicable.
(2)Pertains to federal tax years. Certain state jurisdictions remain open from fiscal 2012 through fiscal 2015.
The Company is subject to ongoing examination by tax authorities in the jurisdictions in which it operates. The Company regularly assesses the status of these examinations and the potential for adverse outcomes to determine the adequacy of the provision for income taxes as well as the provisions for indirect and other taxes and related penalties and interest. The Company believes it is reasonably possible that approximately $8 million of its gross unrecognized income tax benefit will be realized in the next twelve months. While the final resolution of these audits is uncertain, the Company believes the ultimate resolution of these audits will not have a material adverse effect on its consolidated financial position, liquidity or results of operations.
The Company recognizes interest and penalties related to unrecognized income tax benefits as interest expense that is netted and reported within investment income (loss). The amount of interest accrued as at February 28, 2015 was approximately $1 million (March 1, 2014 – approximately $1 million). The amount of penalties accrued as at February 28, 2015 was nominal (March 1, 2014 – nominal).

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

As at February 28, 2015, the Company has the following net operating loss carryforwards and tax credits which are not recognized for accounting purposes and are scheduled to expire in the following years:

Year of Expiry	Net Operating Losses	Capital Losses	Research and Development Tax Credits	Minimum Taxes
2026	$3	$—	$—	$—
2028	2	—	—	—
2029	15	—	—	1
2030	—	—	—	109
2031	28	—	—	127
2032	—	—	—	27
2033	—	—	119	—
2034	—	—	111	—
2035	294	—	42	—
Indefinite	—	23	—	—
	$342	$23	$272	$264

10.	LONG-TERM DEBT

Convertible Debentures
In fiscal 2014, Fairfax and other institutional investors invested in the Company through a $1.25 billion private placement of the Debentures.
Interest on the Debentures is payable quarterly in arrears at a rate of 6% per annum.  The Debentures have a term of seven years and each $1,000 of Debentures are convertible at any time into 100 common shares of the Company, for a total of 125 million common shares at a price of $10.00 per share for all Debentures, subject to adjustments.
The Company has the option to redeem the Debentures after November 13, 2016 at specified redemption prices in specified periods.  Covenants associated with the Debentures include limitations on the Company’s total indebtedness.
Under specified events of default, the outstanding principal and any accrued interest on the Debentures become immediately due and payable upon request of holders holding not less than 25% of the principal amount of the Debentures then outstanding. During an event of default, the interest rate rises to 10% per annum.
The Debentures are subject to a change of control provision whereby the Company would be required to make an offer to repurchase the Debentures at 115% of par value if a person or group (not affiliated with Fairfax) acquires 35% of the Company’s outstanding common shares, acquires all or substantially all of its assets, or if the Company merges with another entity and the Company’s existing shareholders hold less than 50% of the common shares of the surviving entity.
Due to the possible volatility through the Company’s statements of operations resulting from fluctuation in the fair value of the embedded conversion option, as well as the number of other embedded derivatives within the Debentures, the Company has elected to record the Debentures, including the debt itself and all embedded derivatives, at fair value and present the Debentures as a hybrid financial instrument. No portion of the fair value of the Debentures has been recorded as equity, nor would be if each component was freestanding. As of February 28, 2015, the fair value of the Company's convertible debt was $1.7 billion (March 1, 2014 - $1.6 billion). The difference between the fair value of the Debentures and the unpaid principal balance of $1.25 billion, is $457 million.  The fair value of the Debentures is measured using Level 2 fair value inputs.
The Company recorded a non-cash charge associated with the change in the fair value of the Debentures of $80 million in fiscal 2015 (fiscal 2014 - $377 million).  This charge is presented on a separate line in the Company’s statements of operations. The fair value adjustment charge does not impact the key terms of the Debentures such as the face value, the redemption features or the conversion price.
The Company recorded interest expense related to the Debentures of $75 million, which has been included in investment loss in the statements of operations in fiscal 2015 (fiscal 2014 - $21 million). The Company is required to make quarterly interest-only payments of approximately $19 million during the seven years the Debentures are outstanding. Fairfax, a

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

related party, owns $500 million principal amount of Debentures and receives interest at the same rate as other debenture holders.
In the course of issuing these Debentures in fiscal 2014, the Company incurred costs of $42 million. As the Company has elected the fair value option for the recording of the Debentures, these costs have been fully expensed in the period in which they were incurred and are recorded in selling, marketing and administration expenses in the statement of operations.

11.	CAPITAL STOCK

(a)	Capital stock
The Company is authorized to issue an unlimited number of non-voting, redeemable, retractable Class A common shares, an unlimited number of voting common shares and an unlimited number of non-voting, cumulative, redeemable, retractable preferred shares. At February 28, 2015 and March 1, 2014, there were no Class A common shares or preferred shares outstanding.
The following details the changes in issued and outstanding common shares for the three years ended February 28, 2015:

	Capital Stock and Additional Paid-In Capital		Treasury Stock
	Stock Outstanding (000’s)	Amount	Stock Outstanding (000’s)	Amount
Common shares outstanding as at March 3, 2012	524,160	$2,446	8,711	$(299)
Stock-based compensation	—	86	—	—
Tax deficiencies related to stock-based compensation	—	(11)	—	—
Purchase of treasury stock	—	—	3,006	(25)
Treasury shares released for RSU settlements	—	(90)	(2,697)	90
Common shares outstanding as at March 2, 2013	524,160	2,431	9,020	(234)
Exercise of stock options	417	3	—	—
Common shares issued for RSU settlements	1,975	—	—	—
Stock-based compensation	—	68	—	—
Tax deficiencies related to stock-based compensation	—	(13)	—	—
Purchase of treasury stock	—	—	1,641	(16)
Treasury shares released for RSU settlements	—	(71)	(3,001)	71
Common shares outstanding as at March 1, 2014	526,552	2,418	7,660	(179)
Exercise of stock options	945	6	—	—
Common shares issued for RSU settlements	1,305	—	—	—
Stock-based compensation	—	50	—	—
Excess tax benefit related to stock-based compensation	—	8	—	—
Purchase/sale of treasury stock	—	—	(6,033)	141
Treasury shares released for RSU settlements	—	(38)	(1,627)	38
Common shares outstanding as at February 28, 2015	528,802	$2,444	$—	$—
The Company had 529 million voting common shares outstanding, 1 million options to purchase voting common shares, 26 million RSUs and 0.3 million DSUs outstanding as at March 23, 2015.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

(b)	Stock-based compensation
Stock Options
The Company recorded a charge to income and a credit to paid-in-capital of approximately $2 million in fiscal 2015 (fiscal 2014 - $5 million; fiscal 2013 - $8 million) in relation to stock-based compensation expense.
The Company has presented excess tax deficiencies from the exercise of stock-based compensation awards as a financing activity in the consolidated statements of cash flows.
Stock options previously granted under the Prior Plans generally vest over a period of three years to a maximum of five years, and are generally exercisable over a period of five years to a maximum of seven years from the grant date. The Company issues new shares to satisfy stock option exercises. There are 5 million shares in the equity pool available for future grants under the Equity Plan as at February 28, 2015.
A summary of option activity since March 3, 2012 is shown below:

	Options Outstanding
	Number (000’s)	Weighted- Average Exercise Price	Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (millions)
Balance as at March 3, 2012	3,618	$73.86
Granted during the year	5,288	7.86
Forfeited/cancelled/expired during the year	(1,646)	60.86
Balance as at March 2, 2013	7,260	27.53
Exercised during the year	(417)	7.36
Forfeited/cancelled/expired during the year	(3,576)	42.55
Balance as at March 1, 2014	3,267	12.08
Granted during the year	526	10.06
Exercised during the year	(945)	7.13
Forfeited/cancelled/expired during the year	(1,362)	17.10
Balance as at February 28, 2015	1,486	$9.34	3.11	$5
Vested and expected to vest as at February 28, 2015	1,434	$9.39	3.09	$4
Exercisable as at February 28, 2015	566	$11.36	2.39	$2
The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the aggregate difference between the closing stock price of the Company’s common shares on February 28, 2015 and the exercise price for in-the-money options) that would have been received by the option holders if all in-the-money options had been exercised on February 28, 2015. The intrinsic value of stock options exercised during fiscal 2015, calculated using the average market price during the year, was approximately $2.46 per share.
A summary of unvested stock options since March 1, 2014 is shown below:

	Options Outstanding
	Number (000’s)	Weighted-Average Grant Date Fair Value
Balance as at March 1, 2014	1,977	$4.48
Granted during the year	526	—
Vested during the year	(600)	—
Forfeited during the year	(983)	—
Balance as at February 28, 2015	920	$4.27
As at February 28, 2015, there was $5 million of unrecognized stock-based compensation expense related to unvested stock options which will be expensed over the vesting period, which, on a weighted-average basis, results in a period of

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

approximately 1.29 years. The total fair value of stock options vested during the year ended February 28, 2015 was $3 million (March 1, 2014 - $8 million, March 2, 2013 - $14 million).
Cash received from the stock options exercised for the year ended February 28, 2015 was $6 million (March 1, 2014 - $3 million; March 2, 2013 - nil). There were no tax deficiencies incurred by the Company related to stock options exercised at February 28, 2015 (March 1, 2014 – tax deficiency of $2 million; March 2, 2013 – tax deficiency of $1 million).
During the year ended February 28, 2015, there were 526,091 stock options granted (March 1, 2014 - nil; March 2, 2013 - 5,288,040). The weighted-average fair value of these grants was calculated using the BSM option-pricing model with the following assumptions:

February 28, 2015
Weighted-average grant date fair value of stock options granted during the period	$4.32
Assumptions:
Risk-free interest rates	1.25%
Expected life in years	3.67
Expected dividend yield	—%
Volatility	56.59%
Restricted Share Units
The Company recorded compensation expense with respect to RSUs of approximately $48 million in the year ended February 28, 2015 (March 1, 2014 - $63 million; March 2, 2013 - $78 million).
A summary of RSU activity since March 3, 2012 is shown below:

	RSUs Outstanding
	Number (000’s)	Weighted- Average Grant Date Fair Value	Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (millions)
Balance as at March 3, 2012	8,595	$31.96
Granted during the year	11,189	7.94
Vested during the year	(2,697)	38.96
Forfeited/cancelled during the year	(1,902)	25.46
Balance as at March 2, 2013	15,185	13.83
Granted during the year	21,741	7.39
Vested during the year	(4,977)	17.11
Forfeited/cancelled during the year	(7,604)	11.44
Balance as at March 1, 2014	24,345	8.15
Granted during the year	9,530	9.72
Vested during the year	(2,928)	13.73
Forfeited/cancelled during the year	(4,946)	9.55
Balance as at February 28, 2015	26,001	$7.84	2.58	$281
Vested and expected to vest February 28, 2015	25,001	$7.79	2.61	$270
The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the aggregate closing share price of the Company’s common shares on February 28, 2015 that would have been received by RSU holders if all RSUs had been vested on February 28, 2015.
The excess tax benefit incurred by the Company related to the RSUs vested was $8 million for the year ended February 28, 2015 (March 1, 2014 - tax deficiency of $11 million; March 2, 2013 - tax deficiency of $10 million).
Previously, the Company contributed capital to a trust account to enable a trustee to purchase shares on the open market in connection with the vesting of certain RSUs awarded by the Company. During the year ended February 28, 2015, the

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

trustee purchased nil and sold 6,032,719 common shares for consideration of approximately $61 million (March 1, 2014 - 1,641,447 common shares were purchased for total cash consideration of approximately $16 million), which was remitted to the Company as a return of contributions. With the sale, the trustee no longer holds shares, and the Company expects to settle vested RSUs by issuing new common shares from treasury.
As at February 28, 2015, there was $153 million of unrecognized compensation expense related to RSUs that will be expensed over the vesting period, which, on a weighted-average basis, results in a period of approximately 1.86 years.
During the year ended February 28, 2015, there were 9,530,093 RSUs granted (March 1, 2014 - 21,741,154), all of which when vested will be settled with the issuance of new common shares of the Company.
Deferred Share Units
The Company issued 108,954 DSUs in the year ended February 28, 2015. There were 0.3 million DSUs outstanding as at February 28, 2015 (March 1, 2014 - 0.2 million). The Company had a liability of $3.3 million in relation to the DSU Plan as at February 28, 2015 (March 1, 2014 - $2.4 million).

12.	EARNINGS (LOSS) PER SHARE
The following table sets forth the computation of basic and diluted earnings (loss) per share:

	For the year ended
	February 28, 2015	March 1, 2014	March 2, 2013
Loss for basic and diluted loss per share available to common shareholders from continuing operations (1)	$(304)	$(5,873)	$(628)
Loss for basic and diluted loss per share available to common shareholders from discontinued operations	$—	$—	$(18)

Weighted-average number of shares outstanding (000’s) - basic and diluted (2)	527,684	525,168	524,160
Loss per share - reported
Basic and diluted loss per share from continuing operations	$(0.58)	$(11.18)	$(1.20)
Basic and diluted loss per share from discontinued operations	—	—	(0.03)
Total basic and diluted loss per share	$(0.58)	$(11.18)	$(1.23)
(1) The Company has not presented the dilutive effect of the Debentures using the if-converted method in the calculation of loss per share for the year ended February 28, 2015, as to do so would be antidilutive. See Note 10 for details on the Debentures.
(2) The Company has not presented the dilutive effect of in-the-money options or RSUs that will be settled upon vesting by the issuance of new common shares in the calculation of loss per share for the year ended February 28, 2015 as to do so would be antidilutive. As at February 28, 2015, there were 928,909 options and 23,890,603 RSUs outstanding that were in-the-money and may have a dilutive effect on earnings (loss) per share in future periods.

13.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
The components of accumulated other comprehensive income (loss) are as follows:

	As at
	February 28, 2015	March 1, 2014	March 2, 2013
Accumulated net unrealized gains on available-for-sale investments	$3	$1	$2
Accumulated net unrealized losses on derivative instruments designated as cash flow hedges, net of tax	(26)	(9)	(6)
Accumulated other comprehensive loss	$(23)	$(8)	$(4)

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The effects on net income of amounts reclassified from AOCI into income by component for the year ended February 28, 2015 were as follows:

Location of loss reclassified from AOCI into income	Gains and Losses on Cash Flow Hedges	Gains and Losses on Available-for-Sale Securities	Total
Selling, marketing and administration	(9)	—	(9)
Research and development	(4)	—	(4)
Cost of sales	(2)	—	(2)
Recovery of income taxes	2	—	2
Total amount reclassified into income, net of tax	$(13)	$—	$(13)

14.	COMMITMENTS AND CONTINGENCIES

(a)	Credit facility and letters of credit
The Company has $59 million in collateralized outstanding letters of credit in support of certain leasing arrangements entered into in the ordinary course of business. See the discussion of restricted cash in Note 3.

(b)	Lease commitments
The Company is committed to future minimum annual lease payments related to real estate operating leases as follows:

For the fiscal years ending:
2016	42
2017	37
2018	30
2019	26
2020	18
Thereafter	26
$179
For the year ended February 28, 2015, the Company incurred rental expense of $60 million (March 1, 2014 - $80 million; March 2, 2013 - $91 million).

(c)	Litigation
The Company is involved in litigation in the normal course of its business, both as a defendant and as a plaintiff. The Company is subject to a variety of claims (including claims related to patent infringement, purported class actions and other claims in the normal course of business) and may be subject to additional claims either directly or through indemnities against claims that it provides to certain of its partners and customers. In particular, the industry in which the Company competes has many participants that own, or claim to own, intellectual property, including participants that have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by the Company in its products. The Company has received, and may receive in the future, assertions and claims from third parties that the Company’s products infringe on their patents or other intellectual property rights. Litigation has been, and will likely continue to be, necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish the Company’s proprietary rights. Regardless of whether claims against the Company have merit, those claims could be time-consuming to evaluate and defend, result in costly litigation, divert management’s attention and resources, subject the Company to significant liabilities and could have the other effects that are described in greater detail under “Risk Factors” in the Company’s unaudited Annual Information Form for the fiscal year ended February 28, 2015, which is included in the Company’s Annual Report on Form 40-F, including the risk factors entitled “The Company is subject to general commercial litigation, class action and other litigation claims as part of its operations, and it could suffer significant litigation expenses in defending these claims and could be subject to significant damage awards or other remedies”, “The Company is subject to potential litigation claims arising from the Company's disclosure practices”, and “The Company may infringe on the intellectual property rights of others”.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Management reviews all of the relevant facts for each claim and applies judgment in evaluating the likelihood and, if applicable, the amount of any potential loss. Where a potential loss is considered probable and the amount is reasonably estimable, provisions for loss are made based on management’s assessment of the likely outcome. Where a range of loss can be reasonably estimated with no best estimate in the range, the Company records the minimum amount in the range. The Company does not provide for claims for which the outcome is not determinable or claims for which the amount of the loss cannot be reasonably estimated. Any settlements or awards under such claims are provided for when reasonably determinable.
As of February 28, 2015, there are no claims outstanding for which the Company has assessed the potential loss as both probable to result and reasonably estimable, therefore no accrual has been made. Further, there are claims outstanding for which the Company has assessed the potential loss as reasonably possible to result, however an estimate of the amount of loss cannot reasonably be made. There are many reasons that the Company cannot make these assessments, including, among others, one or more of the following: the early stages of a proceeding does not require the claimant to specifically identify the patent that has allegedly been infringed; damages sought are unspecified, unsupportable, unexplained or uncertain; discovery has not been started or is incomplete; the facts that are in dispute are highly complex (e.g., once a patent is identified, the analysis of the patent and a comparison to the activities of the Company is a labour-intensive and highly technical process); the difficulty of assessing novel claims; the parties have not engaged in any meaningful settlement discussions; the possibility that other parties may share in any ultimate liability; and the often slow pace of patent litigation.
Though they do not meet the test for accrual described above, the Company has included the following summaries of certain of its legal proceedings that it believes may be of interest to its investors.
On January 3, 2014, the Company filed a lawsuit against Typo Products LLC (“Typo”) in the U.S. District Court for the Northern District of California (the “USDCNDC”). The Company asserted that Typo infringes U.S. Patent Nos. 7,629,964 and 8,162,552, generally directed to a keyboard for use with a mobile communication device. The Company also asserted that Typo infringed U.S. Design Patent No. D685,775, generally directed to a keyboard design, and trade dress relating to keyboards. The complaint seeks an injunction, monetary damages, and other relief that the court deems just and proper. On January 22, 2014, the Company filed a motion for preliminary injunction to enjoin Typo from infringing U.S. Patent No. 7,629,964 and U.S. Design Patent No. D.685,775. Typo filed its opposition on February 5, 2014 and on March 11, 2014, the Company filed a motion to dismiss Typo's counterclaim and defenses. On March 28, 2014, the court granted the Company's motion for preliminary injunction, which went into effect after the Company's payment of a $0.5 million bond. On May 9, 2014, the court granted the Company's motion to dismiss. Typo has withdrawn its products from the market pursuant to the injunction, pending resolution of the lawsuit. The Company prevailed on its claim construction and filed an amended complaint adding related party Show Media LLC to the litigation. On December 26, 2014, Typo filed a motion for summary judgment. On February 4, 2015, the court granted the renewed motion for contempt, ordering Typo to pay the Company $0.9 million in sanctions, as well as fees and costs. Proceedings are ongoing.
On February 16, 2015, the Company filed a lawsuit against Typo, Typo Innovations, LLC, Show Media LLC, Hallier Investments, LLC and Laurence Hallier in the USDCNDC. The lawsuit relates to a modified version of the product accused in the Typo complaint described in the paragraph above. The Company asserted that the defendants infringe U.S. Patent Nos. 7,417,565 and 8,162,552, generally directed to a keyboard for use with a mobile communication device, and U.S. Patent No. 8,493,322, generally directed to a text input method. The Company also asserted that the defendants infringe U.S. Patent Nos. 8,431,849 and 8,658,925, generally directed to a keypad assembly with backlighting and trade dress relating to keyboards. The complaint seeks an injunction, monetary damages, and other relief that the court deems just and proper. Proceedings are ongoing.
Between October and December 2013, several purported class action lawsuits and one individual lawsuit were filed against the Company and certain of its former officers in various jurisdictions alleging that during the period from September 27, 2012 through September 20, 2013, the Company and certain of its officers made materially false and misleading statements regarding the Company’s financial condition and business prospects and that certain of the Company’s financial statements contain material misstatements. The individual lawsuit was voluntarily dismissed. In respect of the U.S. class actions, four motions for the appointment of lead plaintiff were filed. On March 14, 2014, the Judge consolidated the proceedings in the U.S. District Court for the Southern District of New York. On May 27, 2014, the Consolidated Amended Class Action Complaint was filed. The Company filed a motion to dismiss the complaint. On March 13, 2015, the court issued an order granting the Company's motion to dismiss. The proceeding is ongoing.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

(d)	Concentrations in certain areas of the Company’s business
The Company attempts to ensure that most components essential to the Company’s business are generally available from multiple sources, however certain components are currently obtained from limited sources within a competitive market, which subjects the Company to significant supply, availability and pricing risks. Many components are at times subject to industry-wide shortages and significant commodity pricing fluctuations including those that are available from multiple sources. In addition, the Company has entered into various agreements for the supply of components, the manufacturing of its products and agreements that allow the Company to use intellectual property owned by other companies; however, there can be no guarantee that the Company will be able to extend or renew these agreements on similar terms, or at all. Therefore, the Company remains subject to significant risks of supply shortages, intellectual property litigation risk as well as potential price increases that can materially adversely affect its financial condition and operating results.
The Company also uses some custom components that are not common to the rest of the industry, and new products introduced by the Company often utilize custom components available from only one source for a period of time. When a component or product uses new technologies, initial capacity constraints may exist until the suppliers’ yields have matured or manufacturing capacity has increased. If the Company’s supply of components for a new or existing product were delayed or constrained, the Company’s financial condition and operating results could be materially adversely affected. Further, if the Company was not able to find an alternative source for the necessary quantities, the Company’s business and financial performance could also be materially adversely affected. Continued availability of these components at acceptable prices, or at all, may be affected if those suppliers concentrate on the production of common components instead of components customized to meet the Company’s requirements.
Substantially all of the Company’s hardware products are manufactured by outsourcing partners that are located primarily in Asia or Mexico. A significant concentration of this manufacturing is currently performed by a small number of outsourcing partners. Although the Company works closely with its outsourcing partners on manufacturing schedules, the Company’s operating results could be adversely affected if its outsourcing partners were unable to meet their production commitments.

(e)	Indemnifications
The Company enters into certain agreements that contain indemnification provisions under which the Company could be subject to costs and damages, including in the event of an infringement claim against the Company or an indemnified third party. Such intellectual property infringement indemnification clauses are generally not subject to any dollar limits and remain in effect for the term of the Company’s agreements. To date, the Company has not encountered material costs as a result of such indemnifications.
The Company has entered into indemnification agreements with its current and former directors and executive officers. Under these agreements, the Company agreed, subject to applicable law, to indemnify its directors and executive officers against all costs, charges and expenses reasonably incurred by such individuals in respect of any civil, criminal or administrative action which could arise by reason of their status as directors or officers. The Company maintains liability insurance coverage for the benefit of its directors and current and former executive officers. The Company has not encountered material costs as a result of such indemnifications in the current year. See the Company’s Management Information Circular for fiscal 2014 for additional information regarding the Company’s indemnification agreements with its directors and current and former executive officers.

15.	SEGMENT DISCLOSURES
The Company is organized and managed as a single reportable operating segment. The Company currently sells an integrated BlackBerry wireless communications platform solution, which includes the sale of BlackBerry handheld devices and the provision of data communication, compression and security infrastructure services, which enable BlackBerry handheld wireless devices to send and receive wireless messages and data. For enterprise customers, the Company currently sells an integrated BlackBerry Enterprise Server software solution that gives corporate and government customers the ability to set and enforce specific information technology policies to manage their BlackBerry handheld wireless devices when the data services pass through BlackBerry’s Relay and Provisioning infrastructure.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Revenue from continuing operations, classified by major geographic segments in which the Company’s customers are located, was as follows:

	For the year ended
	February 28, 2015		March 1, 2014		March 2, 2013
North America
Canada	$216	6.4%	$491	7.2%	$661	6.0%
United States	775	23.2%	1,320	19.4%	2,235	20.2%
	991	29.6%	1,811	26.6%	2,896	26.2%
Europe, Middle East and Africa
United Kingdom	292	8.8%	604	8.9%	1,238	11.2%
Other	1,139	34.2%	2,387	35.0%	3,264	29.5%
	1,431	43.0%	2,991	43.9%	4,502	40.7%
Latin America	380	11.4%	907	13.3%	2,114	19.1%
Asia Pacific	533	16.0%	1,104	16.2%	1,561	14.0%
	$3,335	100.0%	$6,813	100.0%	$11,073	100.0%

	For the year ended
	February 28, 2015	March 1, 2014	March 2, 2013
Revenue mix
Hardware	$1,431	$3,785	$6,648
Service	1,620	2,698	3,910
Software	234	235	261
Other	50	95	254
	$3,335	$6,813	$11,073
Property, plant and equipment, intangible assets and goodwill, classified by geographic segments in which the Company’s assets are located, was as follows:

	As at
	February 28, 2015		March 1, 2014
	Property, plant and equipment, intangible assets and goodwill	Total assets	Property, plant and equipment, intangible assets and goodwill	Total assets
Canada	$1,628	$3,368	$2,225	$2,362
United States	202	2,700	275	2,207
United Kingdom	79	126	7	954
Other	98	355	68	2,029
	$2,007	$6,549	$2,575	$7,552
Information about major customers
There were no customers that comprised more than 10% of the Company’s revenue in fiscal 2015 and fiscal 2014 – no customers that comprised more than 10%; fiscal 2013 – no customers that comprised more than 10%).

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

16.	CASH FLOW INFORMATION

(a)	Certain statement of cash flow information related to interest and income taxes paid is summarized as follows:

	For the year ended
	February 28, 2015	March 1, 2014	March 2, 2013
Interest paid during the year	$75	$29	$—
Income taxes paid during the year	59	131	107
Income tax refunds received during the year	425	1,447	390

(b)	Additional information
Advertising expense, which includes media, agency and promotional expenses totaling $141 million (March 1, 2014 - $843 million; March 2, 2013 - $925 million) is included in selling, marketing and administration expenses for the fiscal year ended February 28, 2015.
Selling, marketing and administration expense for the fiscal year ended February 28, 2015 included $42 million with respect to foreign exchange gains (March 1, 2014 – loss of $62 million; March 2, 2013 – gain of $87 million).